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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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/x/	Definitive Proxy Statement
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/ /	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
CHIRON CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 29, 2002

Dear CHIRON CORPORATION STOCKHOLDER:

        Please join us for the 2002 Annual Meeting of Stockholders of Chiron Corporation. The meeting will be held on Thursday, May 16, 2002, at 10:00 a.m. in the auditorium at our Emeryville headquarters, located at 1450 53rd Street in Emeryville, California 94608.

        At this year's Annual Meeting, we will ask our stockholders to elect four directors, approve the appointment of Chiron's independent auditors, and transact any other business that may properly come before the meeting. If you own shares of Chiron's common stock at the close of business on March 18, 2002, you will be entitled to notice of, and to vote at the Annual Meeting.

        Additional information about the items of business to be discussed at our Annual Meeting is given in the attached Notice of Annual Meeting and Proxy Statement. We also include in this package: Chiron's 2001 Annual Report in summary form with my letter to stockholders, selected financial data and highlights of Chiron's operations, and the Annual Report on Form 10-K for 2001, which contains Chiron's audited consolidated financial statements.

        I urge you to carefully review the proxy materials and to vote FOR the director nominees and FOR the appointment of Chiron's independent auditors.

        We hope to see you at the May 16, 2002 Annual Meeting.

Sincerely,

Seán P. Lance
Chairman of the Board, President and Chief Executive Officer

CHIRON CORPORATION
4560 Horton Street
Emeryville, California 94608
(510) 655-8370
Corporate Internet Site: http://www.chiron.com

NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS

        The 2002 Annual Meeting of Stockholders of Chiron Corporation ("Chiron" or the "Company") will be held on Thursday, May 16, 2002 at 10:00 a.m. at 1450 53rd Street, Emeryville, California 94608.

        The purposes of the meeting are:

          1.    To elect four directors to serve for a three-year term until the annual meeting of stockholders in 2005 and until their successors have been elected;

          2.    To ratify the appointment of Ernst & Young LLP as Chiron's independent auditors for the fiscal year ending December 31, 2002; and

          3.    To transact any other business that may properly come before the meeting and any and all adjournments or postponements thereof.

        Stockholders who owned shares of our common stock at the close of business on Monday, March 18, 2002 are entitled to notice of, to vote at, and attend the meeting and any and all adjournments or postponements of that meeting. We shall have available for your inspection, during normal business hours, at 4560 Horton Street, Emeryville, California 94608, a complete list of the stockholders of record ten days prior to the meeting. If you desire, you may examine the list for any legally valid purpose related to the meeting.

        Regardless of whether you plan to attend the meeting, please vote by signing, dating and returning the enclosed proxy card in the accompanying reply envelope, or vote electronically over the Internet or by telephone. Voting in these ways will not prevent you from voting in person at the meeting. If you received your proxy materials over the Internet, you will not receive a proxy card in the mail. If your shares are held in a bank or brokerage account and you did not receive the proxy materials electronically, you may be able to vote your proxy over the Internet or by telephone. For specific instructions, please refer to the information provided with your proxy card and described on page 1 of this document.

        Live audio of the Annual Meeting will be webcast and available on-line for three days after the date of the meeting at http://www.chiron.com/investor/index.htm.

BY ORDER OF THE BOARD OF DIRECTORS

William G. Green Senior Vice President, General Counsel and Secretary

Emeryville, California
March 29, 2002

PROXY STATEMENT

GENERAL INFORMATION

        The enclosed proxy is solicited on behalf of the Board of Directors of CHIRON CORPORATION, a Delaware corporation ("Chiron" or the "Company") for use at Chiron's 2002 Annual Meeting of Stockholders (the "Annual Meeting"), and at any and all adjournments or postponements of that meeting. The Annual Meeting will be held at 10:00 a.m. on Thursday, May 16, 2002 in the auditorium at our headquarters located at 1450 53rd Street, Emeryville, California 94608. Chiron's principal executive offices are located at 4560 Horton Street, Emeryville, California 94608.

        This proxy statement contains important information concerning the Annual Meeting, the proposals on which you are being asked to vote, and information you may find useful in determining how to vote and voting procedures. Chiron's Board of Directors is sending this proxy statement and accompanying materials on or about March 29, 2002 to all stockholders of Chiron as of March 18, 2002 (the "record date"). If you owned shares of Chiron's common stock at the close of business on March 18, 2002, you will be considered a "stockholder of record", and you are entitled to notice of, to vote at, and attend the Annual Meeting. On the record date, there were 189,907,858 shares of Chiron's common stock issued and outstanding.

Voting Rights, Information and Procedures

        Chiron has one type of security entitled to vote at the Annual Meeting, its common stock. As a stockholder of Chiron, you have a right to vote on certain matters affecting Chiron. You are entitled to one vote for each share of Chiron's common stock you owned at the close of business on the record date of March 18, 2002. Chiron's Restated Certificate of Incorporation does not provide for cumulative voting.

        You are being asked to vote on the following proposals which will be presented at the Annual Meeting:

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  The election of the four named nominees for directors;

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  The approval of the appointment of Ernst & Young LLP as Chiron's independent auditors; and

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  Any other matters properly introduced at the Annual Meeting.

Open Enrollment Site

        You may enroll now for electronic delivery of proxy materials on Chiron's web site and help Chiron lower its printing and mailing costs. In conjunction with Investor Communication Services, a division of ADP Information Services, Chiron has created a new web site—"Chiron's Electronic Delivery and Voting Enrollment Site". The site is located at http://www.chiron.com/investor/shareholder/index.htm. If you enroll, we will deliver Chiron's proxy materials to you over the Internet beginning in 2003, and we will no longer send paper copies of these documents. This will continue until you notify us otherwise. To enroll, please follow the easy directions on the web page at that site.

Methods of Voting

        You may vote by mail, by telephone, over the Internet or in person at the Annual Meeting. Your shares will be voted in accordance with your instructions. If you do not provide voting instructions, the persons named as your proxies will vote your shares FOR the four named nominees for directors, FOR approval of the appointment of Ernst & Young LLP as Chiron's independent auditors, and at their discretion as to other matters that may properly come before the Annual Meeting.

        Voting by Mail.    By signing and returning the proxy card in the enclosed prepaid and addressed envelope, you are enabling the individuals named on the proxy card (known as "proxies" or "proxy holders") to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted if you are unable to attend the meeting. If you received more than one proxy card, your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

        Voting by Telephone.    To vote by telephone through services provided by ADP Investor Communication Services, call the phone number printed on your proxy cards or voting instruction form, and follow the instructions provided on each proxy card or by e-mail.

        If you vote by telephone, you do not need to complete and mail your proxy card.

        Voting over the Internet.    To vote over the Internet through services provided by ADP Investor Communication Services, log on to the Internet at: http://www.proxyvote.com and follow the instructions at that site. A link to that site is provided from Chiron's web site at http:/www.chiron.com/investor.

        If you vote on the Internet, you do not need to complete and mail your proxy card.

        Voting in Person at the Annual Meeting.    If you plan to attend the meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the meeting.

        If your shares are held in the name of your broker or other nominee, you are considered the "beneficial owner" of shares held in street name. If you wish to vote at the meeting, you will need to bring with you to the meeting a legal proxy from your broker or other nominee authorizing you to vote such shares.

Revoking Your Proxy

        You may revoke your proxy at any time before it is voted at the Annual Meeting. In order to do this, you must:

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  Provide written notice of the revocation to William G. Green, Chiron's Secretary, before the Annual Meeting;

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  Sign and return another proxy bearing a later date; or

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  Attend the Annual Meeting and vote in person.

Quorum Requirement

        A quorum, which is a majority of the outstanding shares of Chiron's common stock entitled to vote as of the record date, must be present in order to hold the Annual Meeting and to conduct business. As of the close of business on the record date, Chiron had 189,907,858 shares of common stock outstanding and entitled to vote at the Annual Meeting. Shares are counted as being present at the meeting if you appear in person at the meeting or if you vote your shares on the Internet, by telephone or by submitting a properly executed proxy card. If any broker non-votes (as described below) are present at the meeting, they will be counted as present for the purposes of determining a quorum, but will not affect voting results.

Votes Required for Each Proposal

        The vote required and the method of calculation for the proposals to be considered at the Annual Meeting are as follows:

        Item 1—Election of Directors.    The four nominees receiving the highest number of votes, in person or by proxy, will be elected as directors.

        You may vote "For" the nominees for the election of directors or you may "Withhold" your vote with respect to one or more nominees. If you return a proxy card that withholds your vote from the election of all directors, your shares will be counted for the purpose of determining a quorum but will not be counted in the vote on any director.

        Item 2—Appointment of Ernst & Young LLP as Chiron's Independent Auditors.    Approval of the appointment of Chiron's independent auditors requires the affirmative vote of a majority of the shares present at the meeting, in person or by proxy.

        You may vote "For", "Against" , or "Abstain" from the proposal to approve the appointment of Ernst & Young LLP as Chiron's independent auditors. If you return a proxy card that indicates an abstention from voting on the proposal to approve the appointment of Ernst & Young LLP as Chiron's independent auditors, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on this matter at the meeting.

Voting of Shares held by Novartis AG

        Chiron has a close relationship with Novartis AG, or "Novartis", under certain agreements to research, develop, and market products together (a "strategic alliance"). Novartis also holds approximately 42% of Chiron's outstanding common stock as of February 1, 2002. Under the Governance Agreement dated as of November 20, 1994 with Novartis, Novartis may, among other things, designate three candidates to be nominated to Chiron's Board of Directors. (If Novartis' ownership of Chiron's outstanding common stock drops to less than 30%, the number of candidates Novartis is permitted to designate declines.) So long as Chiron's Board has the required number of directors designated by Novartis, Novartis has to: (i) be present to establish a quorum at stockholder meetings relating to election of directors, and (ii) vote all of its shares of common stock in favor of any nominee selected in accordance with the Governance Agreement. Chiron believes that Novartis will vote all of its shares FOR each of the four named nominees described below under "Proposal 1—Election of Directors".

        Please read the section entitled "Certain Relationships and Related Transactions" to learn more about Chiron's relationship with Novartis.

Broker Non-Votes; Tabulation of Votes

        If you are the beneficial owner of your shares of Chiron's common stock, but do not hold the shares in your name, the brokerage firm that holds your shares has the authority to vote your non-voted shares (known as "broker non-votes") on certain routine matters. Both proposals at this Annual Meeting are routine matters. Consequently, if you do not give a proxy to vote your shares, your brokerage firm may either leave your shares unvoted or vote your shares on these routine matters. To the extent your brokerage firm votes shares on your behalf on the proposals, your shares will be counted as present for the purpose of determining a quorum.

        The Board of Directors has appointed an inspector of elections who will tabulate the votes for the Annual Meeting. Affirmative votes, negative votes, abstentions and broker non-votes will be separately tabulated.

Voting Confidentiality

        Your proxy, ballot and voting tabulation are handled on a confidential basis to protect your voting privacy. Information will not be disclosed to Chiron except as required by law. If you write comments on your proxy, your comments will be provided to Chiron, but how you voted will remain confidential.

Voting Results

        Final voting results will be announced at the meeting and will be published in Chiron's Quarterly Report on Form 10-Q for the second quarter ending June 30, 2002, filed with the Securities and Exchange Commission, or SEC. After the report is filed, you may obtain a copy by:

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  Visiting our web site at http://www.chiron.com/investor/shareholder/index.htm;
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  Contacting our Investor Relations department at 1-510-655-8730; or
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  Viewing our Form 10-Q for the second quarter of fiscal 2002 on the SEC's web site at http://www.sec.gov.

Proxy Solicitation Costs

        Chiron will bear the entire costs of the preparation, assembly, printing and mailing of the proxy materials, including creation of the web sites to enable our stockholders to vote electronically over the Internet and receive materials electronically (known as "solicitation"). We will furnish copies of the solicitation materials to banks, brokerage houses, custodians, nominees and fiduciaries who hold shares of Chiron's common stock in their names so that they may forward them to beneficial owners. Chiron will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials. Certain officers, directors and regular employees of Chiron may solicit proxies by telephone, facsimile or in person. Those persons will not receive any extra compensation for their services.

PROPOSAL 1—ELECTION OF DIRECTORS

        Chiron's Board of Directors is divided into three classes. Each class has, as nearly as possible, an equal number of directors who are elected at each annual stockholders meeting to hold office for staggered three-year terms in accordance with Chiron's Restated Certificate of Incorporation. Chiron's Amended and Restated Bylaws, or Bylaws, authorize the Board to fill vacancies and to increase or decrease the size of the Board between annual stockholders meetings. In February 2001, Chiron's Board amended its Bylaws to provide that, effective as of May 16, 2001, the number of directors on Chiron's Board was reduced from eleven to ten, until such time when the Board, in its sole discretion, increases the number to eleven.

        Under the Governance Agreement with Novartis, Chiron's Board must include a certain number of members who are: (i) officers of Chiron's management (known as "Management Directors"); (ii) directors designated by Novartis (known as "Investor Directors"), and (iii) directors who meet certain criteria that demonstrate they are independent from both Chiron and Novartis (known as "Independent Directors"). Under the Governance Agreement, Chiron's Independent Directors are required to take certain actions under special circumstances. Please see the section entitled "Certain Relationships and Related Party Transactions-Relationship with Novartis AG" for a description of the circumstances.

        Your proxy holder will vote your shares FOR the Board's nominees unless you instruct otherwise. If a nominee is unable or declines to serve as a director, your proxy holder will vote for any nominee designated by the Board to fill the vacancy, unless you withhold this authority. As of the date of this proxy statement, Chiron's Board of Directors is not aware of any nominee who is unable or will decline to serve as a director. If elected at the Annual Meeting, each director will serve until the 2005 annual meeting of stockholders and until he is succeeded by another qualified director who has been elected or appointed, or until his death, resignation or removal, whichever occurs first.

Nominees for Director for Election for a Three-Year Term Expiring at the Annual Meeting of Stockholders in 2005

        The Nominating Committee of Chiron's Board has nominated four candidates to the Board: Mr. Coleman, Dr. Herrling, Dr. Rutter and Mr. Schuler. All nominees are presently directors of Chiron's Board, whose term expires in 2002.

        There is no family relationship between any of the nominees or between any of the nominees and any of Chiron's executive officers. Chiron's executive officers serve at the pleasure of the Board of Directors. Detailed information about Chiron's directors, including the four nominees, and the term for which each director serves, is provided below.

Lewis W. Coleman, 60, Independent Director

        Mr. Coleman has been a director of Chiron since 1991. He is currently the President of the Gordon & Betty Moore Foundation, an educational, environmental and scientific research foundation located in San Francisco, California which was founded in November 2000. Prior to that, Mr. Coleman was the Chairman and a member of the Executive Committee of Banc of America Securities, formerly known as Montgomery Securities, from 1998 until his resignation in December 2000. Before he joined Banc of America Securities in December 1995, Mr. Coleman spent ten years at BankAmerica Corporation in San Francisco. He began as the Chief Credit Officer in the World Banking Group, Bank of America's wholesale banking division. Mr. Coleman later became Head of Capital Markets, responsible for all trading activity. He also served as Head of the World Banking Group before he became Bank of America's Vice Chairman of the Board and Chief Financial Officer. Previously, he spent 13 years with Wells Fargo & Co. in a variety of wholesale and retail banking positions. He culminated his career there as Chairman of the Credit Policy Committee. Mr. Coleman currently serves as a director of Northrup Grumman Corp., a NYSE company. He serves on numerous boards and is actively involved in community affairs in San Francisco.

Paul L. Herrling, 55, Investor Director

        Dr. Herrling has been a director of Chiron since 1997. He is currently the Head of Research at Novartis Pharma AG and a member of the Novartis Pharma Executive Board. Previously, Dr. Herrling was Head of Preclinical Research Basel and Vice President and Deputy Member of the Board of Management, Sandoz Pharma Ltd., from 1992 through 1993. He was Head of Corporate Research and Senior Vice President and Member of the Board of Management for Sandoz Pharma Ltd. from 1994 through 1996. In November 2001, Dr. Herrling was appointed to the Professorship for Drug Discovery Sciences at the University of Basel, Switzerland.

William J. Rutter, 74, Management Director

        Dr. Rutter co-founded Chiron and has been Chairman of the Board from Chiron's inception in 1981 until May 1999, when he became Chairman Emeritus. Dr. Rutter is currently a consultant to Chiron. Dr. Rutter served as a director of Ciba and subsequently Novartis from 1995 until April 1999. From 1997 to 2001, Dr. Rutter served as chairman of the board for the Bay Area Life Science Alliance, an organization devoted to the development of the UCSF Mission Bay Campus. From 1992 to 1999, Dr. Rutter served on the Board of Overseers, Harvard University. He currently serves on the Board for the Carnegie Institution of Washington, and on the National Research Council Governing Board. He is chairman of the boards of Synco Bio Partners Holding B.V. in Amsterdam; iMetrikus, Inc. in San Diego, California; PraxSys Biosystems, Inc. in Danville, California; and Silgen Corporation in China. Since January 2000, Dr. Rutter has served as a director and a member of the audit committee of

Sangamo Biosciences, Inc., a company that conducts research and development of novel transcription factors for the regulation of genes. Dr. Rutter also is on the board of several privately-held companies: Cytokinetics, Inc. (a cell-biology driven biopharmaceutical company); GeneSoft Inc. (a company that develops pharmaceuticals that modulate gene expressions); Proteomic Systems (a biotechnology company focused on developing advanced technology for drug development); Ventria BioScience (a biotechnology company which makes high value food products); and Structural Genomics (a drug discovery company).

Jack W. Schuler, 61, Independent Director

        Mr. Schuler has been a director of Chiron since 1990. He is currently the Chairman of Stericycle, Inc., a company that processes, sterilizes and recycles medical waste, and Chairman of Ventana Medical Systems, Inc., a company that develops and manufactures instruments/reagent systems that automate histology. From 1987 to 1989, he was President and Chief Operating Officer of Abbott Laboratories. He joined Abbott in 1972 as Director of Sales and Marketing for the diagnostics division, and held a series of diagnostic sales and management positions. He served on the Abbott Board of Directors from 1985 to 1989. Mr. Schuler is a member of the Board of Directors of Medtronics, Inc.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Directors Continuing in Office until the Annual Meeting of Stockholders in 2004

Vaughn D. Bryson, 63, Independent Director

        Mr. Bryson has been a director of Chiron since June 1997. He is President of Life Science Advisors, LLC, a consulting firm focused on assisting biopharmaceutical and medical device firms in building shareholder value. He is also the President and a founder of Clinical Products, Inc., a medical foods company. Mr. Bryson was a 32 year-employee of Eli Lilly and Company, a global research-based pharmaceutical corporation, where he served as President and Chief Executive Officer from 1991 until June 1993. He was Executive Vice President from 1986 until 1991. Mr. Bryson was a member of the board of directors of Lilly from 1984 until his retirement in 1993. From April 1994 to December 1996, Mr. Bryson was Vice Chairman of Vector Securities International, Inc., an investment banking firm.

Pierre E. Douaze, 61, Investor Director

        Mr. Douaze has been a director of Chiron since 1995. He was a member of the Executive Committee of management of Ciba-Geigy Limited from 1991 to 1996, and Head of Ciba-Geigy Limited's Pharma and Self-Medication Division from 1989 to 1996. From December 1996 through December 1997, he was a member of the Executive Committee of Novartis and Head of its Healthcare Division and Pharma Sector. In December 1997, Mr. Douaze retired from Novartis. He currently serves as a member of the boards of Serono; deVGen N.V.; and the Galenica Group, Switzerland. He also serves as a director of VIFOR.

Edward E. Penhoet, 61, Independent Director

        Dr. Penhoet co-founded Chiron and has been a director since its inception in 1981. He served as Chiron's Chief Executive Officer until May 1998, when Seán P. Lance became President and Chief Executive Officer, and Dr. Penhoet became Vice Chairman. Dr. Penhoet served as Chiron's Vice Chairman and as a consultant until February 2001. He has been appointed the Dean of the School of Public Health, at the University of California at Berkeley since July 1998. Dr. Penhoet has been a faculty member of the Biochemistry Department at the University of California, Berkeley for 27 years. From March 1997 to January 1999, Dr. Penhoet served as Chairman of the California Healthcare Institute, a public policy research and advocacy organization located in La Jolla, California. Since September 2000, Dr. Penhoet has been a consulting director of Alta Partners, a venture capital firm.

During 2001, Dr. Penhoet also served on the boards of directors of Kaiser Permanente, Zymogenetics, Inc., Renovis, Inc. and Eyetech Pharmaceuticals, Inc.

Directors Continuing in Office until the Annual Meeting of Stockholders in 2003

Raymund Breu, 57, Investor Director

        Dr. Breu has been a director of Chiron since May 1999. He is the Chief Financial Officer and a Member of the Executive Committee of Novartis. Dr. Breu is responsible for all finance activities of the Novartis Group worldwide. He assumed those positions upon the formation of Novartis in December 1996, when Ciba-Geigy Limited merged with Sandoz Ltd. Prior to that, Dr. Breu spent over 20 years with Sandoz Ltd. and affiliates, serving in various capacities: as the Head of Group Finance and a Member of the Sandoz Executive Board (1993 to 1996); Group Treasurer of Sandoz Ltd. (1990 to 1993); Chief Financial Officer of Sandoz Corporation (1985 to 1990), where he was responsible for all Sandoz finance activities in the US; and Head of Finances for the affiliated companies of Sandoz in the UK (1982 to 1985).

Seán P. Lance, 54, Management Director

        Mr. Lance was appointed President and Chief Executive Officer of Chiron in May 1998. He assumed the position of Chairman of Chiron's Board in May 1999. Mr. Lance joined Chiron from Glaxo Wellcome plc. where he spent more than twelve years in positions of national and global management responsibility, including Chief Operating Officer and Chief Executive designate. Mr. Lance began his pharmaceutical industry career in the Republic of South Africa at the Noristan Group of Companies, Ltd. in 1967. Mr. Lance has assumed leadership roles in a variety of national and international pharmaceutical associations, and is a past president of the International Federation of Pharmaceutical Manufacturers Associations (IFPMA). Mr. Lance currently serves on the Board of Directors for the California Healthcare Institute (CHI), Global Alliance TB Drug Development (GATB), Bay Area Bioscience and iKnowMed.

Pieter J. Strijkert, 66, Independent Director

        Dr. Strijkert has been a director of Chiron since 1987. He currently serves as chairman of the board of two Dutch companies: Crucell N.V. and Pamgene B.V. Dr. Strijkert is chairman of the board of a Belgian company, deVGen N.V. Dr. Strijkert also is a director of Paratek Pharmaceuticals, Inc. Previously, he was a member of the Management Board of Gist-Brocades N.V., a fermentation and pharmaceutical company headquartered in The Netherlands, from 1985 until 1995, and was Chairman of the Supervisory Board of International Bio-Synthetics B.V.

BOARD MEETINGS AND COMMITTEES

        The Board of Directors met four times for a total of seven days during 2001, and acted by unanimous written consent on seven occasions during the last year. Under the Governance Agreement with Novartis, if Chiron or one of its affiliates wants to collaborate or work together with Novartis or one of its affiliates in any transaction or arrangement involving either party, a majority of the Independent Directors must first approve such project. On this basis, the Independent Directors of Chiron met four additional times during 2001.

        Chiron has five standing committees of the Board: an Audit Committee, a Compensation Committee, a Stock Option Plan Administration Committee, a Nominating Committee, and a Strategic Planning Committee. All of the committees, except the Strategic Planning Committee, are active. Under the Governance Agreement with Novartis, the number of Investor Directors on each committee, except in the case of the Nominating Committee (as described below), shall be in the same proportion as the number of Investor Directors on Chiron's Board.

        The Audit Committee is responsible for finance, budget, audit, internal control, accounting, and related matters. Mr. Coleman is the Chairman and Dr. Breu and Mr. Schuler are members. Mr. Coleman and Mr. Schuler are non-employee directors, as defined in Rule 16b-3(b)(3)(i) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Audit Committee met five times during 2001. This committee provides primary oversight on behalf of the Board of selection, engagement, performance and termination of independent auditors for the annual audit of Chiron's financial statements. It also oversees Chiron's tax, legal, regulatory and business ethical compliance. All other functions are described in the Audit Committee Charter. This committee reviews the Audit Committee Charter annually. The Report of the Audit Committee for last year is included in these proxy materials.

        The Compensation Committee's principal functions are to: (i) evaluate the performance of Chiron's executive officers; (ii) consider and plan for executive officer succession; (iii) review and approve executive compensation; (iv) review the design and competitiveness of Chiron's compensation plans generally; and (v) administer Chiron's stock option, stock purchase and executive officer variable cash compensation plans. Mr. Bryson chairs this committee, and Mr. Coleman, Dr. Breu, and Dr. Strijkert are members. Mr. Bryson, Mr. Coleman and Dr. Strijkert are non-employee directors. The Compensation Committee met four times, and acted on one occasion by unanimous written consent, during 2001. The report of the Compensation Committee for last year is included in these proxy materials. The committee also approves certain terms of stock option awards for officers and directors of Chiron who are subject to Section 16(b) of the Exchange Act, for which the Compensation Committee has determined that such approval is necessary to exempt the transaction from the liability provisions of Section 16(b). Those terms include the disposition features of stock options or other stock-related transactions with Chiron's executive officers or directors. When a vote is taken concerning the disposition features of those awards, the remaining members of the committee, consisting of at least two non-employee directors, are empowered to independently approve the disposition features, so long as the members who are not non-employee directors abstain from, or refuse to, vote.

        The Board has delegated to the Stock Option Plan Administration Committee authority to make routine stock option grants under Chiron's 1991 Stock Option Plan. The grants are calculated according to the policies, procedures and methodologies approved by this committee. The committee also approves the acceleration of vesting of terms of stock options held by employees and consultants, except Chiron's executive officers or directors. Seán P. Lance is the sole member of this committee. Until May 2001, Dr. Lewis "Rusty" T. Williams, former Chief Scientific Officer and President of Research and Development for Chiron, served as the second member on this committee. When Dr. Williams decided not to stand for re-election to the Board last year, the number of members on the committee was reduced from two to one, with the consent of Novartis. The committee acted on 13 occasions by written consent during 2001.

        The Nominating Committee is responsible for matters relating to composition of the Board, including recruitment, nomination and succession. The Governance Agreement contains certain provisions relating to the composition and procedures of the Nominating Committee. Please see the section entitled "Certain Relationships and Related Transactions—Relationship with Novartis AG". Dr. Breu, Mr. Douaze, Mr. Lance and Dr. Rutter are members of this committee. Dr. Rutter continues to serve as chairman, having been designated in May 2001, as a member of this committee who would occupy the position specified by the Governance Agreement to be held by an Independent Director, with the consent of Novartis and the Independent Directors. The committee met three times during 2001. The Nominating Committee has not established a procedure for considering nominees for director nominated by Chiron stockholders. Stockholders may nominate candidates for director in accordance with the advance notice and other procedures contained in Chiron's Bylaws.

        During 2001, each of the directors of the Board attended at least 75% of all Board and applicable committee meetings on which he served.

Compensation of Directors

        Directors who are officers of Chiron do not receive any additional compensation for their services as directors. During the last year, non-employee directors of Chiron received the following cash compensation:

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  A quarterly retainer fee of $4,000 payable during each of the first, second, third and fourth quarters, for a total of $16,000 per year;

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  An additional fee of $2,000 for each Board meeting attended in person;

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  An additional fee of $500 for each telephone meeting of the Board;

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  An additional fee of $200 per hour, up to a maximum of $1,000 per day, for time spent on meetings of committees of the Board on days when no meeting of the Board is held;

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  An additional retainer fee of $1,250 payable in each of the first, second, third and fourth quarters, for a total of $5,000 per year for each non-employee director who chairs one of Chiron's committees of the Board; and

  •
  Reimbursement of reasonable expenses to attend Board and committee meetings (except for the Investor Directors, for which all travel expenses are paid by Novartis).

        The Investor Directors are required to pay over to Novartis all fees received from Chiron for director services under the terms of their employment with Novartis, except Mr. Douaze. In accordance with Novartis' instructions, Chiron pays those fees directly to Novartis.

        Non-employee directors also participate in Chiron's 1991 Stock Option Plan. Before February 2001, Chiron granted its non-employee directors "automatic option grants" annually, on the last business day of the second quarter of each year (known as "automatic grant dates"). Each continuing non-employee director could purchase a certain number of shares of Chiron's common stock based on a specific formula. The formula was determined by dividing $100,000 (subject to cost-of-living increases after 1996) by the average stock price of a share of Chiron's common stock over the preceding twelve months. On the date that a person first became a non-employee director (if other than an automatic grant date), he or she received an automatic option grant to purchase a pro-rata number of shares of Chiron's common stock, based on the number of months the non-employee director would serve as a director before the next automatic grant date. Each automatic option grant has an exercise price equal to the fair market value of Chiron's common stock on the grant date and a term of ten years. The option expires three months after the optionee ceases to serve as a director, employee, consultant or independent contractor (twelve months if due to disability or death). Automatic options are immediately exercisable. However, if a non-employee director ceases providing services to Chiron or its subsidiaries as a director, employee, consultant or independent contractor, Chiron may repurchase the shares at the original exercise price. This repurchase right lapses in equal annual installments over five years from the grant date, as long as the director continues to provide services to Chiron, and lapses immediately, in full, upon death or disability.

        In addition, before February 2001, each newly elected or appointed non-employee director was automatically granted the right to receive a certain number of shares of Chiron's common stock ("automatic share right") purchasable with $40,000 on the date of the election or appointment. (A similar $40,000 share right was granted to existing directors on the 1996 automatic grant date.) On each subsequent automatic grant date, Chiron automatically granted the non-employee director a $25,000 share right as long as the individual was serving as a non-employee director. If a non-employee director was newly elected or appointed on a date other than on an automatic grant date, then on the next automatic grant date after his or her election or appointment, the non-employee director was granted a pro rated $25,000 share right, based on the number of months the individual served as a non-employee director before such automatic grant date. The dollar values were subject to cost-of-living increases after 1996. Share rights vest in equal annual installments over five years from the grant date, as long as the non-employee director continued to provide services to Chiron. The automatic share rights vest in full upon death or disability.

        Effective on and after February 2001, Chiron's Board approved amendments to non-employee directors' compensation. The amendments simplified non-employee director compensation by:

  (i)
  eliminating the automatic share right awards;

  (ii)
  changing the annual automatic option grant from an option based on a formula to an option to purchase 15,000 shares of Chiron's common stock, and reducing the vesting schedule for the option from five years to six months; and

  (iii)
  implementing an initial option grant feature, so that each newly elected or appointed non-employee director automatically receives an option grant to purchase 30,000 shares of Chiron's common stock, which vests over a three-year period (known as the "Initial Option Grant").

        Beginning in 2001, when a director is first elected or appointed to Chiron's Board, he receives an option to purchase 30,000 shares of Chiron's common stock. On the automatic grant date, each continuing non-employee director receives an option to purchase 15,000 shares of Chiron's common stock (known as the "Annual Option Grant"). Each continuing non-employee director (who was newly elected or appointed on a date after the previous year's automatic grant date) also receives a reduced Annual Option Grant, determined by multiplying 1,250 by the number of whole calendar months between the non-employee director's election or appointment date and the current automatic grant date. Each Annual Option Grant has an exercise price equal to the fair market value of Chiron's common stock on the grant date and a term of ten years. The option expires three months after the optionee ceases to serve as a director, employee, consultant or independent contractor (twelve months if due to disability or death). Automatic options are immediately exercisable. However, if a non-employee director ceases providing services to Chiron or its subsidiaries as a director, employee, consultant or independent contractor, Chiron may repurchase the shares at the original exercise price. For each Initial Option Grant, Chiron's repurchase right lapses in equal annual installments over three years from the grant date, as long as the director continues to provide services to Chiron, and lapses immediately, in full, upon death or disability. For each Annual Option Grant, Chiron's repurchase right lapses in full six months after the grant date and lapses immediately, in full, upon death or disability.

Director Indemnification Agreements

        Chiron has agreed to protect its directors, to the full extent permitted under its Bylaws and by law, against damage, loss or injury, that a person might suffer because he or she is or was a director of Chiron (known as "indemnify"), including reimbursement of expenses that a director might incur in any legal proceedings in defending any legal actions while serving as a director of Chiron. The indemnification agreements: (i) confirm the present indemnity provided to them by Chiron's Bylaws and give assurances that the indemnity will continue to be provided even if the Bylaws are changed in the future, and (ii) provide that the directors would be indemnified to the maximum extent permitted by law against all expenses (including attorneys' fees), judgments, fines, and settlement amounts incurred or paid by them in any action or proceeding, including any action by or in the right of Chiron, because they are serving as a director, officer or similar official of any other company or enterprise when they are serving in such capacities at the request of Chiron. The indemnification agreements further provide that expenses incurred by a director in such cases shall be paid by Chiron in advance, subject to the director's obligation to reimburse Chiron in the event it is ultimately determined that the director is not entitled to be indemnified for such expenses under any of the provisions of the indemnification agreement. Chiron will not indemnify any director under the agreements as described in clause (ii), above, if it is finally determined that a director's conduct is knowingly fraudulent, deliberately dishonest, or constitutes willful misconduct. In addition, Chiron will not indemnify any director if a court finally determines that the indemnification is not lawful, or where it has been determined that a director has profited from a purchase or sale of Chiron's securities and violated Section 16(b) of the Exchange Act or of any laws. The indemnification agreements also contain provisions designed to protect Chiron from unreasonable settlements or redundant legal expenditures.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        Chiron's Board of Directors has selected Ernst & Young LLP as its independent auditors effective for the fiscal year commencing January 1, 2002. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

        Neither Chiron's Restated Certificate of Incorporation nor its Bylaws require the stockholders to ratify the selection of Ernst & Young LLP as Chiron's independent auditors. However, Chiron's Board recommends the stockholders ratify the Board's selection of Ernst & Young LLP. If the stockholders do not ratify the appointment, the Audit Committee and Board will reconsider the selection. Even if the selection is ratified, the Board may, at its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in Chiron's best interests and in the best interests of Chiron's stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION
OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

Relationship with Independent Auditors

        KPMG LLP served as Chiron's independent auditors for the most recently completed fiscal year. In December 2001, Chiron determined that KPMG LLP's appointment as independent auditors would cease following the completion of the audit of the Company's financial statements for the fiscal year ended December 31, 2001. Chiron's Audit Committee approved the decision to change independent auditors. Representatives of KPMG LLP will not be present at the Annual Meeting.

        In connection with the audits of the two fiscal years ended December 31, 2001 and the subsequent interim period through March 5, 2002, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements (if not resolved to KPMG LLP's satisfaction) would have caused KPMG LLP to refer to such matters in their reports. The audit reports of KPMG LLP on Chiron's consolidated financial statements as of and for the fiscal years ended December 31, 2001 and 2000 did not contain any adverse opinion or disclaimer of opinion, nor were those opinions qualified or modified as to uncertainty, audit scope or accounting principles. KPMG LLP's letter to Chiron confirming the above information was included as Exhibit 16 to Chiron's annual report on Form 10-K for the year ended December 31, 2001 filed with the SEC on March 6, 2002, and as Exhibit 16.1 to Chiron's current report on Form 8-K/A which was filed with the SEC on March 21, 2002. During that period, there were "no reportable events" within the meaning of Item 304(a)(1)(v) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

        During Chiron's two most recent fiscal years ended December 31, 2001 and the subsequent interim period through March 5, 2002, we did not consult with Ernst & Young LLP regarding any of the matters or events set forth in Item 304 (a) (2) (i) and (ii) of Regulation S-K, except that we engaged Ernst & Young LLP in July 2001 to assist us in the identification of the accounting, tax and economic impacts of a proposed leasing transaction, and to provide overall transaction coordination services. We also consulted with KPMG LLP on application of accounting principles regarding this proposed leasing transaction.

        Audit Fees.    For fiscal 2001, KPMG LLP billed Chiron $1,101,252 in fees for audit of the Company's annual financial statements included in the annual report on Form 10-K and review of Chiron's unaudited interim quarterly financial statements included in its quarterly reports on Form 10-Q.

        Financial Information Systems Design and Implementation Fees.    Chiron did not engage KPMG LLP to provide advice concerning financial information systems design and implementation during fiscal 2001.

        Other Fees.    The aggregate fees billed by KPMG LLP for professional services rendered other than described above were $1,224,216,which included fees for non-audit services of $667,475 and audit-related services of $556,741. Non-audit services consisted of tax compliance and internal audit services. Audit-related services included the issuances of letters to underwriters, audits of financial statements of certain employee benefit plans, review of registration statements and the issuances of consents.

        The Audit Committee determined that the services provided by and fees paid to KPMG LLP were compatible with maintaining the independent auditors' independence.

STOCK OWNERSHIP

        The following tables set forth ownership of Chiron's common stock by major stockholders, directors and executive officers of the Company as of February 1, 2002. As of that date, there were 189,513,227 shares of Chiron's common stock issued and outstanding.

Ownership of Major Stockholders

        The following table lists all persons or entities known by Chiron to own 5% or more of the outstanding shares of Chiron's common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Novartis AG 35 Lichstrasse CH-4002 Basel, Switzerland	79,320,078	(1)	42%
Salomon Smith Barney Inc. 388 Greenwich Street New York, New York 10013	10,008,010	(2)	5%
Salomon Brothers Holding Company Inc. 388 Greenwich Street New York, New York 10013	10,031,746	(2)	5%
Salomon Smith Barney Holdings Inc. 388 Greenwich Street New York, New York 10013	17,824,644	(2)	9%
Citigroup Inc. 399 Park Avenue New York, New York 10043	17,866,351	(2)	9%

(1)
Novartis may acquire up to 55% of Chiron's outstanding common stock through purchases on the open market and participate pro rata in certain issuances of new securities by Chiron under the Governance Agreement. If a majority of Chiron's Independent Directors approve a transaction, Novartis may increase its ownership interest up to 79.9%. Also, in accordance with an additional agreement between Chiron and Novartis called the Market Price Option Agreement, if certain conditions are met, Novartis may purchase shares of Chiron's common stock directly from Chiron in an amount up to 55% of the outstanding shares of Chiron's common stock. Please see the section entitled "Certain Relationships and Related Transactions" for a further discussion of Chiron's relationships with Novartis.

(2)
Salomon Smith Barney Inc., Salomon Brothers Holding Company Inc., Salomon Smith Barney Holdings Inc. and Citigroup Inc. jointly filed a Schedule 13G with the SEC on January 22, 2002, pursuant to which each of the reporting persons disclosed that the shares shown above include shares held by the other reporting persons.

Ownership of Directors and Executive Officers

        This table shows how much Chiron common stock is beneficially owned by: (a) each of the directors, (b) each of the Chief Executive Officer and the four other most highly compensated officers of Chiron, or named executive officers, and (c) the directors and executive officers of Chiron as a group. "Beneficial ownership" is determined in accordance with the rules of the SEC and refers to shares that a director or executive officer has the power to vote, or the power to dispose of, and stock options that are exercisable currently or become exercisable within 60 days of February 1, 2002. Unless otherwise indicated, the address of each of the individuals named below is: c/o Chiron Corporation, 4560 Horton Street, Emeryville, California 94608.

	Shares Beneficially Owned
Name of Beneficial Owner	Number (1)(2)(3)		Percent
Non-Employee Directors:
Raymund Breu	24,697		*
Vaughn D. Bryson	36,582		*
Lewis W. Coleman	79,543	(4)	*
Pierre E. Douaze	58,971		*
Paul L. Herrling	38,184		*
Edward E. Penhoet	384,754		*
William J. Rutter	3,869,083		2%
Jack W. Schuler	81,833	(5)	*
Pieter J. Strijkert	52,787		*
Named Executive Officers:			*
Seán P. Lance (also a Director)	959,466		*
Rajen K. Dalal	176,931		*
William G. Green	473,686		*
Peder K. Jensen	54,564		*
James R. Sulat	233,964		*
			*
Directors and Executive Officers as a Group (19 persons)	6,808,076		4%

*
Less than 1%.

(1)
This disclosure is made pursuant to certain rules and regulations promulgated by the SEC and the number of shares shown as being beneficially owned may not be deemed to be beneficially owned for other purposes. Except as subject to applicable community property laws or indicated by footnote below, the persons named in this table have sole voting and/or investment power with respect to all shares.

(2)
These amounts include shares that the persons named in this table have a right to acquire as of February 1, 2002, or within 60 days after that date, through the exercise of stock options they hold in Chiron's 1991 Stock Option Plan, as follows: Dr. Breu, 23,682 shares; Mr. Bryson, 33,479 shares; Mr. Coleman, 72,875 shares; Mr. Douaze, 54,771 shares; Dr. Herrling, 34,962 shares; Dr. Penhoet, 162,952 shares; Dr. Rutter, 1,158,348 shares; Mr. Schuler, 25,708 shares; Dr. Strijkert, 40,171 shares; Mr. Lance, 954,687 shares; Mr. Dalal, 145,235 shares; Mr. Green, 450,914 shares; Dr. Jensen, 47,709 shares; and Mr. Sulat, 230,417 shares; and all directors and executive officers as a group, 3,671,916 shares.

(3)
These amounts do not include the number of shares of Chiron's common stock which are beneficially held by, and issuable to, the following persons when their respective restricted automatic share right grants have vested:

(a)
non-employee directors, as follows: Dr. Breu, 1,889 shares; Mr. Bryson, 2,293 shares; Mr. Coleman, 2,137 shares; Mr. Douaze, 2,137 shares; Dr. Herrling, 2,323 shares; Dr. Penhoet, 590 shares; Dr. Rutter, 590 shares; Mr. Schuler, 1,752 shares and Dr. Strijkert, 2,137 shares.

(b)
certain named executive officers, as follows: Mr. Jensen, 15,000 shares, and all executive officers as a group, 43,929 shares.

  Please see the section entitled "Executive Compensation and Related Information—Compensation of Executive Officers" for a description of the terms under which the share rights are issued.

(4)
These shares are held in a family trust, the Lewis W. Coleman and Susan G. Coleman Family Trust uta dated November 29, 1995, of which Mr. Coleman and his wife are the trustees.

(5)
Includes 4,000 shares held by Mr. Schuler's wife, Renate.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation of Executive Officers

        This table shows the compensation awarded to, earned by or paid to Chiron's Chief Executive Officer and the four other most highly compensated executive officers (known as the "named executive officers") during each of Chiron's last three fiscal years for all services rendered in all capacities to Chiron.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Restricted Stock Awards ($)			Securities Underlying Options/ SARs (#)	All Other Compensation($)(9)
Seán P. Lance(1) Chairman of the Board, President and Chief Executive Officer	2001 2000 1999	742,308 700,000 700,000	1,250,000 1,250,000 1,000,000			— — —		750,000 550,000 100,000	146,728 128,863 79,952
Rajen K. Dalal(2) Vice President; President, Chiron Blood Testing	2001 2000 1999	326,923 305,385 271,692	250,000 375,000 358,500		$	— 2,118,750 —	(7)	120,000 95,000 35,000	32,548 19,755 19,972
William G. Green(3) Senior Vice President, General Counsel and Secretary	2001 2000 1999	433,077 392,692 377,692	345,000 320,000 285,000			— — —		225,000 143,000 50,000	37,900 30,498 27,863
Peder K. Jensen(4) Vice President, Head of Development	2001 2000 1999	337,292 320,492 131,154	190,000 190,000 124,400	(6)	$	— — 642,188	(8)	100,000 64,000 140,000	60,099 111,273 70,348
James R. Sulat(5) Vice President, Chief Financial Officer	2001 2000 1999	369,308 336,000 321,154	275,000 260,000 252,000			— — —		225,000 158,000 45,000	29,008 23,520 9,500

(1)
Mr. Lance was appointed President and Chief Executive Officer effective May 1, 1998. "All Other Compensation" for Mr. Lance in 2001 includes the following: a special award of $47,293 (see the section entitled "Loans to Executive Officers"); Chiron's contributions of $71,815 under Chiron's Supplemental Executive Retirement Plan on behalf of Mr. Lance; $11,250 for the lease of a vehicle by Chiron for Mr. Lance's personal use; $7,500 as reimbursement to Mr. Lance for financial/tax planning services; and $2,070 paid on behalf of Mr. Lance by Chiron for the purchase of life insurance.
(2)
"All Other Compensation" for Mr. Dalal in 2001 includes the following: Chiron's contributions of $21,276 under Chiron's Supplemental Executive Retirement Plan on behalf of Mr. Dalal; $3,122 reimbursement to Mr. Dalal for financial/tax planning services; and $1,350 paid on his behalf by Chiron for the purchase of life insurance. Mr. Dalal resigned from his positions with Chiron effective as of March 15, 2002.
(3)
"All Other Compensation" for Mr. Green in 2001 includes the following: Chiron's contributions of $23,323 under Chiron's Supplemental Executive Retirement Plan on behalf of Mr. Green; $4,595 reimbursement to Mr. Green for financial/tax planning services; and $2,374 paid on his behalf by Chiron for the purchase of life insurance.
(4)
"All Other Compensation" for Dr. Jensen in 2001 includes the following: forgivable loan/interest from Chiron in the amount of $35,000; Chiron's contributions of $14,292 under Chiron's Supplemental Executive Retirement Plan on behalf of Dr. Jensen; $2,657 reimbursement to Dr. Jensen for financial/tax planning services; and $1,350 paid on his behalf by Chiron for the purchase of life insurance.

(5)
"All Other Compensation" for Mr. Sulat in 2001 includes Chiron's contributions of $18,372 under Chiron's Supplemental Executive Retirement Plan on behalf of Mr. Sulat and $3,836 reimbursement to Mr. Sulat for financial/tax planning services.
(6)
Includes a hiring bonus of $50,000 paid to Dr. Jensen in 1999.
(7)
On January 1, 2000, Chiron granted to Mr. Dalal restricted share rights for 50,000 shares of Chiron's common stock. This amount is based on the closing market price of Chiron's common stock on the last trading date prior to the grant date. As of January 2002, Mr. Dalal's share rights had fully vested, and Mr. Dalal had all of the rights as a stockholder, including any rights to dividends. As of December 31, 2001, Mr. Dalal's restricted share rights had an aggregate value of $2,192,000.
(8)
On August 2, 1999, Chiron granted to Dr. Jensen restricted share rights for 25,000 shares of Chiron's common stock. This amount is based on the closing market price of Chiron's common stock on the last trading date prior to the grant date. On August 2, 2001, share rights for 10,000 shares of Chiron's common stock vested. Share rights for the remaining 15,000 shares of Chiron's common stock will vest on August 2, 2003. Until such time as Chiron issues a stock certificate for shares underlying his share rights, Dr. Jensen shall have no rights as a stockholder, including any rights to dividends. As of December 31, 2001, Dr. Jensen's restricted share rights had an aggregate value of $1,096,000.
(9)
In addition to the items described in footnotes 1-5 above, "All Other Compensation" includes contributions to match pretax elective deferral contributions made by Chiron, on behalf of each named executive officer, under Chiron's 401(k) Plan, a plan providing for broad-based employee participation. Each contribution made in 2001 was $6,800.

Option Grants

        Stock Option Grants in Last Fiscal Year.    This table shows options granted (excluding LTIP option grants, described separately below) to the named executive officers under Chiron's 1991 Stock Option Plan during 2001.

	Individual Grants (1)(2)				Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term (4)
Name	Number of Securities Underlying Options/SARs Granted(#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)(3)	Expiration Date	0%($)	5%($)	10%($)
Seán P. Lance	500,000	7.2170	45.719	2/16/11	-0-	14,376,154	36,431,996
Rajen K. Dalal	50,000	0.7217	45.719	2/16/11	-0-	1,437,615	3,643,200
William G. Green	150,000	2.1651	45.719	2/16/11	-0-	4,312,846	10,929,599
Peder K. Jensen	50,000	0.7217	45.719	2/16/11	-0-	1,437,615	3,643,200
James R. Sulat	150,000	2.1651	45.719	2/16/11	-0-	4,312,846	10,929,599

(1)
Chiron granted the options listed in this table on February 16, 2001. The options were based on, among other things, performance of the named executive officers in year 2000. The exercise price of these options is equal to the average between the reported high and reported low prices of Chiron's common stock on February 16, 2001, as reported on the NASDAQ National Market System.

  In February 2002, Chiron also granted stock options to the named executive officers based on, among other things, 2001 performance, as follows: Mr. Lance, 500,000; Mr. Dalal, -0-; Mr. Green, 100,000; Dr. Jensen, 50,000; Mr. Sulat, 100,000. The exercise price of these options is $42.535 per share, based on the average between the reported high and reported low prices of Chiron's common stock on February 21, 2002, as reported on the NASDAQ National Market System. The options expire on February 21, 2012.

(2)
Generally, the options described above are exercisable as to 25% of the granted shares beginning one year after grant. The balance is exercisable in equal monthly installments over the next 36 months, assuming continued employment with Chiron or one of its subsidiaries. To the extent not already exercisable, the options generally become exercisable in the event of an agreement to dispose of all or substantially all of the assets or outstanding stock of Chiron by means of merger, consolidation, reorganization or liquidation, unless the options are assumed by the successor entity. Further, if a successor corporation or parent thereof assumes options in connection with a "change in control" of Chiron and within 24 calendar months of such change in control there is a "qualifying termination" of the named executive officer's employment, his options will become fully vested. Please refer to the section entitled "Change in Control Arrangements" below for a general description of the effect of a change in control on stock options.

(3)
When options are exercised, the exercise price and any related tax withholding obligations are generally paid in cash, or at the discretion of Chiron's Compensation Committee, in shares of Chiron's common stock which have been held the requisite period in order to avoid a charge to Chiron's earnings. If that occurs, the shares are valued as of the exercise date. Under certain conditions, the shares are valued from the proceeds of a same-day sale of the shares acquired when the option is exercised. The Compensation Committee may also assist an optionee in exercising an option by authorizing Chiron to extend a loan in an amount sufficient to cover the purchase price and related tax withholding obligations.
(4)
As required by the SEC rules, these columns show gains that may exist for the respective options, assuming that the market price for Chiron's common stock appreciates from the date of grant over a ten-year period at the annual compounded rates of 5% and 10%, respectively. The market price of Chiron's common stock at February 2011 would be $74.47 per share and $118.58 per share, respectively.

  There is no assurance that either the assumed rates of appreciation or any appreciation will occur. The amounts are calculated from the average of the reported high and low prices on the respective grant date, as reported on the NASDAQ National Market System. If the price of Chiron's common stock does not increase above the exercise price, no value will be realizable from these options.

        Long-Term Incentive Plans—Awards in Last Fiscal Year.    Chiron's Executive Long-Term Incentive Plan is a stock price-based plan ("LTIP") and falls under Chiron's 1991 Stock Option Plan. The table below shows the LTIP options granted to the named executive officers during 2001.

Name	No. of Shares, Units or Other Rights (#)(1)	Performance or Other Period until Maturation or Payout(2)
Seán P. Lance	250,000	01/02/11
Rajen K. Dalal	70,000	01/02/11
William G. Green	75,000	01/02/11
Peder K. Jensen	50,000	01/02/11
James R. Sulat	75,000	01/02/11

(1)
Chiron granted the options listed in this table on January 2, 2001. The exercise price of these options is equal to the average between the reported high and reported low prices of Chiron's common stock on January 2, 2001, as reported on the NASDAQ National Market System.

  In January 2002, Chiron also granted LTIP options to the named executive officers in the following amounts: Mr. Lance, 300,000; Mr. Dalal, 85,000; Mr. Green, 85,000; Dr. Jensen, 60,000; and Mr. Sulat, 100,000. The exercise price of the LTIP options is $43.18 per share, based on the average between the reported high and reported low prices of Chiron's common stock on January 2, 2002, as reported on the NASDAQ National Market System. The LTIP options expire on January 2, 2012.

(2)
Generally, the LTIP options are exercisable upon the earlier of seven years after grant (assuming continued employment with Chiron or one of its subsidiaries) or the achievement of specified performance objectives set by Chiron's Board. Each LTIP option agreement describes in detail the performance objectives and vesting schedule. See the section entitled "Compensation Committee Report on Executive Compensation" for a general discussion of the performance objectives. The LTIP options expire ten years after grant. Of the amounts shown in the above table, 171,600 LTIP options vested on January 2, 2002.

  To the extent not already exercisable, the LTIP options generally become exercisable in the event of an agreement to dispose of all or substantially all of the assets or outstanding stock of Chiron by means of merger, consolidation, reorganization or liquidation, unless the LTIP options are assumed by the successor entity. Further, if a successor corporation or parent thereof assumes the LTIP options in connection with a change in control of Chiron and the named executive officer is terminated in a qualifying termination before the last day of the last measurement period for the stated LTIP options, the options will fully vest. Please refer to the section entitled "Change in Control Arrangements" below for a general description of the effect of a change in control on stock options.

Options Exercised

        Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values.    The table below shows all stock options exercised by the named executive officers during last year, and the number and value of options they held at the end of 2001.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)(1)			Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(2)
Name	Shares Acquired on Exercise(#)	Value Realized ($)
			Exercisable		Unexercisable	Exercisable	Unexercisable
Seán P. Lance	0	0	715,104		1,434,896	13,475,145	6,971,850
Rajen K. Dalal	113,125	4,286,310	112,485	(1)	212,916	2,388,204	508,321
William G. Green	20,000	792,250	389,289	(1)	353,166	9,163,116	546,046
Peder K. Jensen	91,667	1,548,212	11,000		226,333	0	1,516,346
James R. Sulat	0	0	163,667		414,333	2,885,898	1,783,281

(1)
The number of securities includes unexercised, unsurrendered options which the named executive officers are entitled to surrender for cash payments from Novartis pursuant to an agreement entered into with Novartis in November 1994 (known as the "Novartis option surrender program"). Please refer to the section entitled "Certain Relationships and Related Transactions-Relationship with Novartis AG". Rajen K. Dalal and William G. Green held, respectively, 280 and 931 options under this program as of the end of last year.
(2)
The value of all unexercised, unsurrendered options is calculated in accordance with SEC rules using the average between the reported high and reported low prices of Chiron's common stock on December 31, 2001 ($44.60), as reported on the NASDAQ National Market System. The amount payable under the Novartis option surrender program is $29.25 per share. Since this amount is less than the year-end market value, the incremental value of options which each holder is entitled to surrender under the Novartis option surrender program is $0.

Employment, Supplemental Pension and Other Benefit Agreements; Change in Control Arrangements

        Employment Agreements.    In March 1998, Chiron entered into an agreement with Mr. Seán P. Lance, Chairman of the Board, President and Chief Executive Officer, the terms of which include: (i) a base salary of $700,000 per year, which may be increased, but not decreased, annually by the Board of Directors; (ii) Mr. Lance participates in Chiron's executive officer variable cash compensation program, under which he will receive an annual cash bonus equal to 100% of his base salary if the targeted level of performance is satisfied, with a maximum bonus of 200% if performance substantially exceeds the targeted level; (iii) Mr. Lance participates in Chiron's long-term incentive plan, based upon performance as determined by the Board's Compensation Committee, with a targeted value of the annual award at the grant date of 200% of Mr. Lance's base salary; (iv) Mr. Lance was granted options to purchase 750,000 shares of Chiron's common stock under Chiron's 1991 Stock Option Plan, as to which 125,000 shares vested upon the first annual anniversary of Mr. Lance's employment with Chiron, 475,000 shares vest in 48 successive equal monthly installments commencing on the first anniversary of Mr. Lance's employment, and the remaining 150,000 option shares vest on the fifth annual anniversary of Mr. Lance's employment, provided that 75,000 of the 150,000 may vest as early as the end of three years based upon attainment of certain performance goals; (v) Chiron provides Mr. Lance with the lease of a company car and tax and financial services planning; and (vi) Chiron reimbursed expenses associated with Mr. Lance's relocation to California. If Mr. Lance's employment with Chiron is terminated other than for cause, or if Mr. Lance resigns for good reason, the 1998 agreement provides that he will continue to receive: (a) his base salary for three years following the termination date, provided he may elect to receive a lump sum payment equal to the discounted value of such salary; (b) in lieu of his cash bonus, a payment equal to three times the higher of his targeted bonus in the year of termination or his highest bonus during the preceding three years, payable over the salary continuation period or, at Mr. Lance's option, in a discounted lump sum; (c) continued health care and life insurance coverage for a three year period, subject to the payment by Mr. Lance of premiums not paid by Chiron under Chiron's cafeteria benefit plan; (d) reasonable repatriation assistance; and (e) accelerated vesting of stock options that would otherwise have vested during the next three years following termination. Under the agreement, "good reason" is defined to include a substantial diminution in Mr. Lance's duties and responsibilities or the assignment to Mr. Lance of duties inconsistent with his position; relocation of Chiron's headquarters more than 30 miles from its present location; reduction of Mr. Lance's base salary or failure to provide compensation at least equal to that provided for under compensation or benefit plans currently in effect; material breach by Chiron of its obligations under Mr. Lance's employment agreement or the failure of Chiron to obtain satisfactory agreement from any successor to Chiron to assume Mr. Lance's employment agreement. The agreement further provides that no change in control, including any transaction in which Novartis increases its ownership interest in Chiron, will itself constitute good reason. Pursuant to the March 1998 agreement, Chiron provided Mr. Lance a loan in the principal amount of $1 million with a ten year term to purchase a residence. The terms of Mr. Lance's loan are more particularly described under the section entitled "Loans to Executive Officers". In May 2001, Chiron's Board determined that certain performance goals were attained, and authorized acceleration of vesting of the 75,000 options described above.

        In August 1999, Chiron entered into an agreement dated May 28, 1999 with Dr. Peder K. Jensen, Vice President; Head of Development, the terms of which include: (i) a base salary of $310,000 per year; (ii) Dr. Jensen participates in Chiron's executive officer variable cash compensation program, under which he is entitled to receive an annual cash bonus equal to 45% of his base salary if the targeted level of performance is satisfied, with a maximum bonus of 90% if performance substantially exceeds the targeted level; (iii) Dr. Jensen received a hiring award of $50,000 upon hire; (iv) Dr. Jensen was granted options to purchase 140,000 shares of Chiron's common stock under Chiron's 1991 Stock Option Plan, as to which 35,000 shares vested on the first anniversary of Dr. Jensen's employment with Chiron and the remaining 105,000 shares vest ratably monthly thereafter for 36 months; (v) Dr. Jensen is eligible to receive future grants of stock options under Chiron's executive long-term incentive plan; (vi) Dr. Jensen is eligible to receive future annual grants of stock options under Chiron's Stock Option Plan; and (vii) Dr. Jensen was also granted 25,000 restricted share rights with respect to Chiron's common stock, which rights vest fully over a four-year period at a rate of 25% on each anniversary of the grant date. The May 28, 1999 agreement provides that if Dr. Jensen's employment with Chiron is severed in the event of a change in control, he will be eligible to receive a minimum lump sum severance payment equal to one year's base salary plus bonus (which shall be calculated using the average of the prior two years' bonus payments), and any such payment would be in lieu of any other Company change of control severance plan payments to which he would otherwise be entitled (Novartis' exercise of its right to purchase up to 55% of Chiron's common stock under the Governance Agreement does not constitute a change in control for purposes of this severance benefit). Dr. Jensen was reimbursed for tax preparation services for year 2000, and beginning in year 2001, was eligible for any annual executive financial counseling benefit in the amount of $5,000 per year. Under the terms of the May 28, 1999 agreement, Chiron provided to Dr. Jensen a loan in the principal amount of $400,000 to purchase a residence. The terms of Dr. Jensen's loan are more particularly described under the section entitled "Loans to Executive Officers".

        In March 1998, Chiron entered into an agreement with Mr. James R. Sulat, Vice President and Chief Financial Officer, the terms of which include: (i) a base salary of $300,000 per year; (ii) Mr. Sulat participates in Chiron's executive officer variable cash compensation program, under which he is entitled to receive an annual cash bonus equal to 45% of his base salary if the targeted level of performance is satisfied, with a maximum bonus of 90% if performance substantially exceeds the targeted level; (iii) Mr. Sulat was granted options to purchase 150,000 shares of Chiron's common stock under Chiron's 1991 Stock Option Plan, as to which 25,000 option shares vested on the first annual anniversary of Mr. Sulat's employment with Chiron, 75,000 option shares vest ratably monthly thereafter for 36 months, and 50,000 option shares vest on the fifth annual anniversary of Mr. Sulat's employment; and (iv) Mr. Sulat is eligible to receive future annual grants of stock options under Chiron's executive long-term incentive plan based upon individual, function and corporate performance. If Mr. Sulat's employment is involuntarily terminated by Chiron or its successor without cause within one year following a buy-out transaction by Novartis, he will receive a minimum lump sum severance payment equal to the greater of one year's base salary or the payment to which he would otherwise be entitled under any then effective Chiron severance plan and full acceleration of the vesting of his initial stock option grant. Under the agreement, "good cause" is defined to include a substantial diminution in Mr. Sulat's duties and responsibilities; reduction of Mr. Sulat's base salary or failure to provide compensation and benefits at least equal to those provided generally to senior officers; a material breach by Chiron of its obligations under Mr. Sulat's employment agreement or the failure of Chiron to obtain satisfactory agreement from any successor to Chiron to assume Mr. Sulat's employment agreement. The agreement further provides that no change in control, including any transaction in which Novartis increases its ownership interest in Chiron, will itself constitute good reason.

        Supplemental Pension and Other Benefit Agreements.    Chiron has entered into supplemental pension agreements with Mr. William G. Green, Senior Vice President, General Counsel and Secretary, and Dr. William J. Rutter, a director and Chairman Emeritus.

        Mr. Green's supplemental pension agreement is a monthly benefit for life beginning at age 60. The benefit is based on an initial contribution of $110,000, plus an annual contribution for each year of service until Mr. Green reaches age 60, such that the annual contribution when added to the maximum employee and Company matching contribution under the Company's 401(k) Plan and any future retirement benefit will not be less than $20,000. This amount will be increased by an assumed seven percent interest rate compounded annually. Taking into account certain assumptions about Internal Revenue Code limitations, and assuming Mr. Green makes the maximum 401(k) contribution under the Chiron 401(k) Plan and receives the maximum matching contribution each year, the actuarial equivalent of Mr. Green's benefit at age 65 would be $48,921 annually for life.

        In 1989, Chiron entered into a supplemental benefits agreement with Dr. Rutter, under which Chiron agreed to indemnify Dr. Rutter, up to an amount of $10,000 in any twelve-month period, for any University of California pension benefits he lost by reason of his change in status with the University from full-time to part-time. In 1996, under the terms of the 1989 agreement, Chiron paid Dr. Rutter $72,496, including interest, for the years 1991 through 1996, and in each year after 1996 Chiron paid Dr. Rutter $10,000. Chiron will continue to pay Dr. Rutter $10,000 per year during his lifetime.

        In September 1990, Chiron entered into an agreement with Mr. William G. Green, Senior Vice President, General Counsel and Secretary. The agreement provides that Chiron would maintain life insurance for him in the amount of $500,000 and that, if Mr. Green's contributions or premiums associated with health or dental insurance exceed $4,500 in any year, Chiron would pay the excess.

        Change in Control Arrangements.    At its February 16, 2001 meeting, Chiron's Board of Directors adopted a change in control severance plan for its executive officers. Novartis also approved this plan. The plan provides that a participant may receive certain severance benefits if there is a change in control of Chiron (as described below), and within 24 months after that event the participant: (i) is terminated for reasons other than cause, death or disability, or (ii) voluntarily terminates for "good reason" (as described below). The plan provides for three levels of coverage based on the executive officer's position with Chiron. The plan provides the following change in control severance benefits for the named executive officers: (a) two times base salary and bonus (except for Mr. Lance for which the severance benefits are three times base salary and bonus); (b) payment of any unpaid salary and bonus earned during the year of the termination plus a pro-rata amount of the participant's target unpaid salary and bonus earned during the year of the termination plus a pro-rata amount of the participant's target bonus for the year; (c) vesting of LTIP options pursuant to the terms of the plan under which they were granted; and (d) continuation of health, life and accidental death and dismemberment, and disability insurance for two years after the date of the participant's termination (three years for Mr. Lance).

        On February 16, 2001, Chiron's Compensation Committee of the Board of Directors approved revisions to the change in control provisions for options granted under the Chiron 1991 Stock Option Plan. The revisions apply to all options previously granted under the Plan, and include those granted to the named executive officers. The revisions broaden the events upon which accelerated vesting would occur if a successor corporation does not assume the outstanding options. Options or restricted share rights would become fully vested (and, for restricted share rights, fully paid out) if the employee is terminated in a qualifying termination within 24 months following a change in control (as described below). For LTIP options, vesting would accelerate only if a qualifying termination occurs before the last day of the last measurement period. For the named executive officers, a qualifying termination would include: (i) an involuntary termination of the named executive officer's employment for reasons other than cause, death or disability, or (ii) a voluntary termination by the named executive officer for good reason (as described below).

        "Change in control" generally includes any one or more of the following: (i) the third party acquisition of more than 30% of the combined voting power of all securities of Chiron; (ii) the failure during any two year period of individuals who were either directors at the beginning of the period or were approved by a two-thirds vote of the directors (or individuals so approved) to constitute a majority of Chiron's Board of Directors; or (iii) stockholder approval of a definitive agreement to sell or otherwise dispose of all or substantially all of Chiron's assets, or adopt a plan for liquidation. However, an acquisition of additional shares of Chiron's common stock by Novartis, where Novartis or its successor remains subject to the terms of the Governance Agreement, would not be deemed a change in control so long as Novartis' or its successor's company stock holdings represent less than 79.9% of all of Chiron's securities.

        "Good reason" generally includes assignment of the named executive officer to duties materially inconsistent with his prior duties or a material reduction in his duties; relocation of the named executive officer's business location to 50 miles further away; a material reduction in the named executive officer's base salary or bonus opportunity or a material reduction in the level of participation in any of Chiron's incentive compensation plans, employee benefit or retirement plans. Reductions in the levels of participation in any of the plans would not be deemed good reason if the named executive officer's reduced level of participation remains substantially consistent with the average level of participation of other similarly situated employees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Dr. Raymund Breu is a member of Chiron's Compensation Committee. He also is the Chief Financial Officer of Novartis and serves on the Executive Committee of Novartis. No executive officer or other director of Chiron served on Chiron's Compensation Committee. Chiron has a strategic alliance with, and has entered into a series of arrangements with, Novartis. These arrangements contributed 2% of Chiron's total revenues in 2001. Please read the section entitled "Certain Relationships and Related Transactions" for a description of Chiron's relationships with Novartis.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors determines the compensation of Chiron's executive officers. All members of the Compensation Committee during 2001 were non-employee directors. As required by the SEC rules, this Compensation Committee Report describes the Compensation Committee's compensation policies applicable to Chiron's executive officers (including the named executive officers), including the relationship of corporate performance to executive compensation.

        Compensation Philosophy.    Chiron's executive compensation programs seek to accomplish several major goals:

  •
  To align the interests of executive officers with the long-term interests of stockholders through participation in long-term, equity-based incentive compensation programs, principally stock options;

  •
  To motivate executives to achieve important business and individual performance objectives and to reward them when such objectives are met; and

  •
  To recruit and retain highly qualified executive officers by offering overall compensation that is competitive with that offered for comparable positions in similar companies.

        Chiron, from time to time, employs independent compensation consulting firms to evaluate Chiron's executive compensation programs. These firms have provided the Compensation Committee with survey data using analyses of benchmark positions from selected companies, or a group of companies, with whom Chiron competes for the recruitment and retention of executive personnel. The survey information includes comparative data regarding base annual salaries, annual variable cash compensation, and long-term, equity-based incentives.

        The Compensation Committee believes that total annual cash compensation should be competitive and that a significant portion of cash compensation should be "at risk". Base salaries for executive officers are targeted at the median (50th percentile) of the market, generally as determined by reference to the survey group information. Annual variable cash compensation awards are used to provide the potential to bring total cash compensation substantially over the 50th percentile of the market, based on individual, business unit and overall Company performance.

        The Compensation Committee believes that stock option and other equity incentives awarded under Chiron's 1991 Stock Option Plan serve to align the long-term interests of Chiron's executive officers with the interests of its stockholders and contribute importantly to the recruitment and retention of executive personnel. Stock options generally are granted upon initial employment and annually thereafter with exercise prices equal to the prevailing market price at date of grant. Stock option grants generally become exercisable or "vest" in increments over four years, so long as service of the executive officer with Chiron continues. The Compensation Committee expects that its long-term, equity-based incentive compensation plan will increasingly be linked to specific Company performance objectives. Chiron also has granted restricted share rights to employees in highly-valued positions as targeted retention incentives. Restricted share rights consist of the right to receive shares of Chiron's common stock, subject to continued employment with Chiron. In determining the size of stock option grants, the Committee does not consider long-term, equity-based awards previously granted, whether vested or unvested, or the aggregate number of outstanding stock options held by the recipients.

        In 2000, Chiron adopted a new Chiron Executive Long-Term Incentive Plan. Under the plan, the Compensation Committee granted LTIP options under the 1991 Stock Option Plan to certain key executives, including the named executive officers. These LTIP options generally vest after seven years of service with Chiron or upon earlier achievement of specified performance objectives. The objectives applicable to the options awarded in 2002 are the extent that Chiron Total Shareholder Return (TSR) over the next three years, measured principally by stock price, exceeds that attained by an index of competitor biotechnology and pharmaceutical companies, or the Benchmark Index(1). The Plan is designed to provide aggregate long-term incentive compensation at the 75th percentile of the market for such compensation as reflected by the survey group assuming the achievement of Chiron TSR in excess of 125% of the Benchmark Index over a three year period.

(1)
The Benchmark Index is composed of 75% of S&P Health Care Index and 25% AMEX Biotech Index, and is used by the Board in establishing Chiron's performance metric objectives and the Measurement Standards under the Governance Agreement with Novartis. These two indices are shown on the "Stock Performance Graph".

        The survey group information serves as a general reference for the Compensation Committee. However, because of many factors, including the inherent lack of comparability between any individual officer's responsibilities, performance, and value to Chiron and the average information from the survey group, no element of any executive officer's compensation is determined solely or principally by reference to the survey group information.

        Compensation Committee Procedures and Performance Considerations.    In February of each year, the Compensation Committee meets to consider Chiron's performance, including the Measurement Standards under the Company's Governance Agreement with Novartis (which are composed of relative total stockholder return, earnings and revenue growth, and innovation milestones), and the performance of each executive officer for the prior year. For 2001, the Committee met on February 21, 2002 and reviewed the methodology used by senior management to assess such performance and to formulate recommendations for the compensation of all officers, including the named executive officers. The Committee also sought input from other non-employee directors regarding the overall performance of Chiron and its business units and the performance of Mr. Lance. At this meeting, based upon the compensation philosophy as described above, the Compensation Committee approved the base salaries for 2002, the variable cash compensation for performance in 2001 and the award of stock options with respect to all executive officers. A similar meeting occurred in February 2001 to review the performance of Chiron and the executive officers in 2000 and to determine each executive officer's base salary for 2001.

        Chief Executive Officer Compensation.    Mr. Lance became President and Chief Executive Officer of Chiron on May 1, 1998. His initial compensation, including base salary, eligibility for annual variable cash compensation, and stock options, were negotiated when he was recruited by Chiron and are reflected in his employment agreement. See "Compensation of Directors and Executive Officers-Employment, Supplemental Pension and Other Benefit Agreements; Change in Control Arrangements".

        On February 21, 2002, the Committee approved for Mr. Lance a variable cash compensation award of $1,250,000. The Committee determined the variable cash compensation of Mr. Lance based principally upon Chiron's overall performance in 2001, based in part upon the Board's conclusion that Chiron had satisfied the Measurement Standards for 2001. The Compensation Committee also awarded stock options and LTIP options to Mr. Lance in the amounts set forth in footnote 1 to the tables entitled "Stock Option Grants in Last Fiscal Year" and "Long-Term Incentive Plans—Awards in Last Fiscal Year", above. These awards were based on, among other things, the Committee's subjective assessment of his performance and impact upon Company performance in 2001, and the extent to which his performance in the future is expected to create value for Chiron's stockholders.

        Policy Regarding Section 162(m).    Section 162(m) of the Internal Revenue Code limits federal income tax deductions for compensation paid to each of the chief executive officer and the four other most highly compensated officers of a public company to $1,000,000 per year, but contains an exception for certain options and performance-based compensation. The Compensation Committee uses stock options, performance units and performance stock options that qualify for the performance-based exception to the Section 162(m) deduction limits. However, because the net cost of compensation, including its deductibility, is weighed by the Compensation Committee against many other factors in determining executive compensation, the Committee may determine that it is appropriate and in the best interests of Chiron to authorize compensation that is not deductible, whether by reason of Section 162(m) or otherwise. For example, the Compensation Committee elected not to grant awards of variable cash compensation for 2000 or 2001 in a manner that qualifies for the performance-based exception to Section 162(m), because it felt that the variable cash compensation of all officers should be administered consistently, using Chiron's performance metrics to measure corporate and business unit performance. While these performance metrics generally are quantitative measures of performance, they include subjective innovation milestones that do not qualify for the performance-based exception to Section 162(m).

        This report is submitted by the Compensation Committee.

Vaughn D. Bryson, Chairman Raymund Breu Lewis W. Coleman Pieter J. Strijkert

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The Audit Committee of the Board of Directors of Chiron is composed of three non-employee directors: Lewis W. Coleman (Chair), Raymund Breu and Jack W. Schuler. Messrs. Coleman and Schuler are independent directors as defined by the listing standards of the NASDAQ National Market System. Dr. Breu is an executive officer of Novartis and serves as an "Investor Director" designated by Novartis pursuant to the Governance Agreement between Chiron and Novartis.

        The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by Chiron to any governmental body or the public, Chiron's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board of Directors have established, and Chiron's auditing, accounting and financial reporting processes generally. The Audit Committee annually recommends to the Board of Directors the appointment of independent auditors to audit the financial statements of the Company and meets with Chiron's personnel to review the scope and the results of the annual audit, the amount of audit fees, Chiron's internal accounting controls, Chiron's financial statements contained in Chiron's annual report on Form 10-K and other related matters.

        The independent auditors are responsible for auditing Chiron's financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

        In connection with these responsibilities, the Audit Committee met with management and the independent auditors to review and discuss the December 31, 2001 financial statements. The Audit Committee also discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee received the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) from the independent auditors, and discussed with them that firm's independence. See "Relationship with Independent Auditors" for a description of the fees billed and services rendered by KPMG LLP during the year ended December 31, 2001. The Committee determined that the services provided by and fees paid to KPMG LLP were compatible with maintaining the independent auditors' independence.

        Chiron filed Current Reports on Forms 8-K and 8-K/A on December 13, 2001 and March 21, 2002, respectively, reporting that KPMG LLP's appointment as independent auditors ceased following the completion of the audit of Chiron's financial statements for the fiscal year ended December 31, 2001. Chiron has engaged Ernst & Young LLP to serve as independent auditors effective for the fiscal year commencing January 1, 2002.

        Based on the Committee's discussions with management and the independent auditors, and the Committee's review of the representations of management and the report of the independent auditors to the Committee, the Committee recommended to the Board of Directors that the audited financial statements be included in Chiron's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed with the SEC.

        This report is submitted by the Audit Committee.

Lewis W. Coleman, Chairman Raymund Breu Jack W. Schuler

STOCK PERFORMANCE GRAPH

        This graph shows Chiron's cumulative total stockholder return during the five years ended December 31, 2001. This graph also shows the cumulative total returns of the Standard & Poor's Health Care Composite Index ("S&P Health Care"), the AMEX Biotechnology Index ("Amex Biotech") and the Standard & Poor's 500 Index ("S&P 500"). The comparison assumes an initial value of $100 invested on December 31, 1996, in Chiron's common stock and in each of the indices shown, and assumes that all of the dividends were reinvested by the companies included in the indices. The bold line on the graph shows the value of an initial investment of $100 in Chiron's common stock over the five year period.

        The comparisons in this graph are not intended to forecast or indicate possible future performance of Chiron's common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Novartis AG

        Chiron has a strategic alliance with Novartis, a global life sciences company headquartered in Basel, Switzerland. Through a series of transactions that became effective in January 1995, Novartis acquired shares of Chiron's common stock, which, when combined with shares already held by Novartis, represented 49.9% of the then-outstanding common stock of the Company; Chiron, in turn, acquired from Novartis all of the capital stock of Chiron Diagnostics Corporation (formerly Ciba Corning Diagnostics Corp.) and Chiron Vaccines Company and Chiron S.p.A. (formerly The Biocine Company and Biocine S.p.A.). As a result of dilution stemming primarily from the issuance of common stock under Chiron's employee stock option and stock purchase plans, and in connection with certain acquisitions, as of February 1, 2002, Novartis held approximately 42% of Chiron's outstanding common stock.

        Chiron's relationship with Novartis includes a series of arrangements which affect Chiron's corporate governance affairs, investment policies, research, development, manufacturing and marketing. Chiron and Novartis continue to work together on an arm's-length basis while remaining independent to pursue their respective corporate strategies. In connection with those transactions, Chiron and Novartis entered into certain agreements which are described below.

  The Governance Agreement.

        Standstill.    Under the Governance Agreement, Novartis has agreed not to increase its ownership interest in Chiron above 55% unless:

  (i)
  a majority of the Independent Directors of Chiron's Board approve acquisition of additional equity securities, in which case, Novartis may increase its ownership interest up to 79.9%;

  (ii)
  the increase in Novartis' ownership interest is the result of an action by Chiron (such as the re-purchase of outstanding common stock or the sale of common stock to Novartis or its affiliates); or

  (iii)
  the acquisition is part of a "buy-out transaction", in which Novartis acquires all of Chiron's outstanding capital stock in accordance with certain procedures described in the Governance Agreement.

        Pursuant to the Governance Agreement, Novartis could not have proposed or completed a buy-out transaction before January 5, 2001. Novartis has the right, but not the obligation, to propose a buy-out transaction. Neither Novartis nor Chiron have any "put" or "call" options that would obligate either party to enter into a buy-out transaction. If Novartis proposes a buy-out transaction, it must offer to buy all of Chiron's outstanding equity securities at a price based upon a "third party sales value", i.e., the value that an unaffiliated third party would be expected to pay to purchase all of Chiron's equity securities in an arm's-length transaction negotiated by a willing seller and a willing buyer.

        If Novartis proposes a buy-out transaction, the Independent Directors, acting solely on behalf of Chiron's independent stockholders, would consider the proposal, and may accept it subject to stockholder approval. If the Independent Directors do not accept the proposal, Novartis may request binding arbitration to determine the third party sales value. The Independent Dirctors may delay the arbitration for a period of up to one year under certain circumstances. Upon determination of the third party sales value by arbitration, Novartis may either proceed with the proposed buy-out transaction at the third party sales value determined by arbitration or withdraw its proposed buy-out transaction in accordance with terms set forth in the Governance Agreement. If Novartis withdraws its proposed buy-out transaction following the determination of third party sales values by arbitration, Novartis cannot withdraw any subsequent proposal that resulted in a second arbitration to determine the third party sales value of Chiron.

        Proxy Solicitations and Voting Trusts.    The Governance Agreement further provides that unless and until Novartis and its affiliates own all of Chiron's capital stock, they will not solicit proxies, initiate or encourage shareholders to initiate proposals; encourage any persons with respect to the voting of equity securities of Chiron, or enter into any voting trust or similar arrangement to vote any of Chiron's equity securities.

        Anti-dilution Provisions.    Under the Governance Agreement, if Chiron's Board of Directors authorizes the issuance of any equity securities, Novartis, with certain exceptions, has the right to purchase a portion of the securities sufficient to preserve its ownership interest in Chiron. If Novartis elects to do so, Novartis must purchase the securities at the same time and on the same terms and conditions as the new securities are issued and sold to third parties. If the securities are issued for consideration other than cash, Novartis is required to pay the fair market value of the securities (as determined in accordance with the Governance Agreement).

        Certain Corporate Transactions.    The Governance Agreement provides that as long as Novartis owns at least 40% of Chiron's outstanding voting stock, Chiron may not engage in certain corporate transactions without Novartis' approval. These transactions generally include significant debt or equity issuances, debt or equity repurchases, most mergers and acquisitions, the payment of cash dividends, amendments to Chiron's Restated Certificate of Incorporation or Bylaws, and other transactions that might adversely impact the rights of Novartis, or discriminate against Novartis, as a Chiron stockholder. In addition, a majority of the Investor Directors must approve certain other corporate transactions as described in the Governance Agreement.

        Transactions Between Chiron and Novartis.    In addition, under the Governance Agreement, a majority of the Independent Directors or holders of a majority of Chiron's voting stock which is held by unaffiliated stockholders, must approve any material transaction between Chiron and Novartis or any of its affiliates, except for those transactions contemplated by the Investment Agreement and other related agreements.

        Strategic Planning Committee.    The Governance Agreement further provides that the Board will set and approve cerain "Measurement Standards" to evaluate Chiron's performance for each fiscal year. If the applicable Measurement Standards are not met for any fiscal year, a committee comprised of the three Investor Directors, three Independent Directors and one Management Director will be created. That committee will be called the Strategic Planning Committee. The purpose of the committee will be to prepare and recommend to the Board a remedial plan intended to restore Chiron to compliance with the Measurement Standards. If Chiron does not meet the Measurement Standards for two consecutive fiscal years, the Strategic Planning Committee is empowered by the Board (until the applicable Measurement Standards are met for a full year) to set the compensation and terminate the employment of Chiron's executive officers. The Governance Agreement provides that the Strategic Planning Committee will act by the vote of a majority of its members. However, if the Investor Directors and the Independent Directors have a tie vote, the Management Director will not be able to break that vote. Chiron has met the applicable Measurement Standards each year since 1995, so the Strategic Planning Committee has not been formed.

        Nomination of Directors and Voting of Shares.    Under the Governance Agreement, the Nominating Committee of Chiron's Board has the right to nominate certain directors to Chiron's Board of Directors. The Nominating Committee may nominate three Management Directors, two of whom must be our most senior executives, and three Investor Directors. The remaining members are Independent Directors. The number of Investor Directors declines if Novartis' ownership interest in Chiron declines to less than 30%. In February 2000, for purposes of the Governance Agreement and with Novartis'

consent, Dr. Rutter, who previously had been designated a Management Director, was designated Chairman of the Board Emeritus to serve as a Chiron director who was neither a Management Director, Investor Director nor Independent Director. Effective May 16, 2001, the Board amended its Bylaws to reduce the number of directors on Chiron's board from eleven to ten, until such time when the Board, in its sole discretion, increases the number of directors to eleven.

        The Governance Agreement further provides that, beginning in the year 2000, and as long as Novartis continues to own at least 40% of Chiron's outstanding capital stock, the Nominating Committee will have five members: two Investor Directors, two Independent Directors and one Management Director. If the Investor Directors and the Independent Directors on the Nominating Committee have a tie vote, the Management Director will not be able to break that vote. With the consent of Novartis and the Independent Directors, Dr. Rutter continues to serve as a member of the Nominating Committee in a position specified by the Governance Agreement to be held by an Independent Director. In February 2000, Messrs. Douaze and Lance were also appointed to the Nominating Committee. Beginning in the year 2006, as long as Novartis owns at least 49% of Chiron's outstanding capital stock, the Investor Directors of the Nominating Committee will have the deciding vote. They can then break any tie vote between the Investor Directors and the Independent Directors.

  The Investment Agreement.

        Bank Debt Guarantee.    Under the terms of the Investment Agreement, Novartis agreed to guarantee certain Chiron obligations under revolving credit facilities through January 1, 2008, the date on which the guarantee will expire. The principal amount of indebtedness under the guaranteed credit facilities outstanding at any one time may not exceed a specified cap. That cap is $402.5 million. The cap may be increased or decreased in certain circumstances that are described in the Investment Agreement, as amended. In November 1996, Chiron and Novartis agreed that Chiron could increase the maximum borrowing amount under the guaranteed credit facilities by up to $300.0 million. In exchange for this increase, the amount of Chiron's common stock required to be purchased by a Novartis affiliate, at Chiron's request, would be reduced by an equal amount. Chiron also agreed to enter into a separate agreement with Novartis for each obligation guaranteed by Novartis under which Chiron agrees to reimburse Novartis for any payments made or out-of-pocket expenses incurred by Novartis in connection with the guarantee (the "Reimbursement Agreement"). Chiron's obligations under the Reimbursement Agreements are, at the request of Novartis, to be fully collateralized by collateral (which means guaranteed by assets pledged by Chiron) acceptable to Novartis. To date, Chiron's obligations under the Reimbursement Agreements have not been collateralized. In 2001, Novartis guaranteed $100.0 million under a U.S. credit facility for Chiron's benefit, and $172.6 million of Chiron's operating lease commitments.

        The Limited Liability Company Agreement (also known as the "R&D Funding Agreement"). The Investment Agreement also provided that Novartis would make certain research funding available to Chiron. Novartis' commitment was memorialized in an agreement entered into between Chiron and Novartis in December 1995, known as the Limited Liability Company Agreement. The agreement was also known as the "R&D Funding Agreement". The R&D Funding Agreement provided that Novartis would purchase interests in a limited liability company as a means of providing this funding. Although this agreement expired on December 31, 2001, there are certain royalty and co-promotion rights that remain.

        Under the R&D Funding Agreement, Novartis agreed to fund certain research and development projects (known as the "Funded Projects"). The Funded Projects include certain adult and pediatric vaccines, Insulin-Like Growth Factor-1, Factor VIII gene therapy ("Factor VIII") and Herpes Simplex Virus-thymidine kinase ("HSV-tk"). In exchange for providing the funding, Novartis has certain rights, as described below, in certain adult and pediatric vaccines, Insulin-Like Growth Factor-1, Factor VIII and HSV-tk (known as the "Products").

        In December 2000, the R&D Funding Agreement was amended to provide that, through December 31, 2001, at Chiron's request, Novartis would fund up to 100% of the development costs of the Funded Projects incurred between January 1, 1995 and December 31, 2000. The amount of funding Novartis was obligated to provide was subject to an aggregate limit of $265.0 million. Chiron received all of this funding.

        In consideration of the funding provided by Novartis under the R&D Funding Agreement, Novartis would receive royalties on future worldwide sales from the Products, if any, which Chiron successfully develops. Novartis also has co-promotional rights, in countries other than in North America and Europe, for certain adult vaccines. Under the R&D Funding Agreement, Chiron will pay royalties on the designated Products for a minimum of ten years from the later of October 1, 2001 or the date of the first commercial sale of individual Products covered by the amended R&D Funding Agreement. For the year ended December 31, 2001, Chiron recorded royalties to Novartis of $0.7 million.

        The Cooperation and Collaboration Agreement.    Chiron also agreed to work with Novartis to collaborate in research and development, marketing and manufacturing, give each party access to the other party's technology and reciprocate "most-favored nation" rights for certain licenses. The agreement provides a means by which Chiron or Novartis may specifically propose to collaborate with the other party in an area of research and development, yet retain a 90-day right of first negotiation with respect to that area. Neither Chiron nor Novartis has the right to enter into any material research and development collaboration related to Chiron's strategic mission with any third party if it is anticipated that the third party's only contribution to the collaboration will be funding, unless Chiron or Novartis has first offered to the other an opportunity to collaborate on the same terms as offered to that third party. The restrictions do not apply to collaborations that are not funded commercially, such as grants, or financing arrangements with third parties where the third party receives a return on the financed amount. Also, under the Cooperation and Collaboration Agreement, Novartis and Chiron have: (i) a reciprocal right of first refusal to market certain products developed by the other party or which the other party has the right to market, and (ii) a reciprocal right of first negotiation to manufacture certain products developed by the other party or which the other party has the right to manufacture.

        Market Price Option Agreement.    Under this agreement, Chiron granted to an affiliate of Novartis an option to purchase newly issued shares of equity securities directly from Chiron at fair market value. Under the terms of this agreement, known as the Market Price Option Agreement, Novartis has the right to purchase from Chiron shares of newly issued common stock, but not to exceed at any time an amount, which when added to other shares held directly or indirectly by Novartis, would increase Novartis' aggregate ownership above 55% of Chiron's then outstanding common stock. Novartis may exercise this option at any time. Novartis also may exercise the option repeatedly, with a minimum purchase equal to $1 million each time. Novartis may not exercise the option unless at the time of the exercise it owns shares representing at least 30% of the aggregate number of votes entitled to be voted at an election of directors of Chiron. In addition, one of the following "exercise conditions" must be satisfied: (i) Novartis is restricted by law to purchase equity securities from any person other than Chiron (including any restriction resulting from Novartis' possession of non-public material information concerning Chiron); (ii) there is insufficient liquidity in the open market to permit Novartis to purchase the number of shares it desires, either within the time period it desires or without unduly affecting the price of the shares; or (iii) Novartis' ownership interest in Chiron at that time is below 50% and it wishes (and is permitted under then applicable standstill provisions of the Governance Agreement) to increase its ownership interest to above 50% (although if this is the only exercise condition that is satisfied, Novartis is not permitted to purchase shares that would increase its ownership interest above 51%).

        Subscription Agreement.    Under a Subscription Agreement with Novartis, Chiron has the right to require Novartis to purchase common stock directly from Chiron at fair market value, up to a maximum subscription amount. Currently, the maximum subscription amount is $500.0 million. The subscription amount will be reduced in certain circumstances, as described in the Subscription Agreement. Novartis' obligation to purchase the shares is subject to the satisfaction of certain closing conditions described in the Subscription Agreement.

        During 2001, Novartis did not purchase any securities from Chiron pursuant to the Market Price Option Agreement or the Subscription Agreement.

        The November 1996 Agreement.    In November 1996, in connection with the U.S. Federal Trade Commission's review of the merger between Ciba-Geigy Limited and Sandoz Limited which created Novartis, Chiron and Novartis entered into an agreement (known as the "November 1996 Agreement") pursuant to which Chiron granted a royalty-bearing license to Rhône-Poulenc Rorer, Inc. and Novartis under certain Chiron patents relating to the HSV-tk gene in the field of gene therapy. As partial consideration, Novartis agreed to pay to Chiron up to an aggregate of $60 million over five years, of which $10.0 million was paid to Chiron in 2001. Chiron and Novartis entered into a separate agreement which provided, among other things, that Novartis cross-license to Chiron certain Novartis-controlled gene therapy technologies. This agreement expired in the fourth quarter of 2001.

        Cash Payments to Certain Stock Option Holders.    Under the Investment Agreement, individuals who on November 20, 1994 held options under Chiron's 1991 Stock Option Plan were granted the right to receive certain cash payments from Novartis. Payments are calculated on the spread between $29.25 and the exercise price of the option, and are payable on a fraction (37.33%) of the options which vest each year. The right to receive payment from Novartis vests as the underlying options vest. Once vested, the right is exercisable at any time the option is outstanding. For options that vested during 1995, the optionees received the cash payment and were not required to surrender the underlying options. For options that vest before or after 1995, the optionee must surrender the corresponding fraction (37.33%) of the underlying options to receive the payment. If any of the cash payments to executive officers, either alone or when aggregated with other compensation, total a certain amount, they may be characterized as "excess parachute payments". Excess parachute payments are defined under Section 280G of the Internal Revenue Code and/or the officers receiving the payments would be subject to a tax under Section 4999 of the Internal Revenue Code. Under those circumstances, Chiron may pay the officers additional amounts as are needed to assure that the net after-tax amount realized by the officers would be the same as if this additional tax were not imposed. In 2001, Novartis made no payments to eligible option holders in connection with the surrender for cancellation of such options.

        Other Arrangements with Novartis.    Chiron and Novartis have entered into other product development and other arrangements, directly and through affiliates. No such other arrangements, either individually or in the aggregate, were material to Chiron during 2001.

Loans to Executive Officers

        In June 1998, Chiron provided a loan of $1.0 million to Mr. Lance, Chairman of the Board and Chief Executive Officer, to acquire real property. The loan, which is non-interest bearing, is secured by a primary deed of trust on the property. Principal is payable in annual installments of $47,293 for a ten- year period, with the remaining balance due in full on June 22, 2008. As of the end of 2001, the amount outstanding on the loan to Mr. Lance was $858,121. During 2001, the largest aggregate amount outstanding on the loan was $905,414. Initially, the loan was to have borne interest at the applicable federal rate as defined in the Internal Revenue Code and would be forgiven over the period of Mr. Lance's service to Chiron at the rate of 0.83333% of the principal amount per month. In August 1998, the loan terms were amended, as described above, with the principal balance of approximately

$527,068 payable at final maturity, and the provision for forgiveness of the loan eliminated. Chiron has agreed to pay to Mr. Lance a special annual bonus of $47,293 over the life of the loan.

        In April 1996, Chiron provided a loan of $150,000 to Mr. Rajen Dalal, Vice President; President, Chiron Blood Testing, to acquire real property. The loan had a fixed interest rate of 8.25% per annum. On April 23, 2001, the loan principal and accrued interest were repaid as scheduled. During 2001, the highest amount of indebtedness outstanding on the loan was $153,884.

        In September 1999, Chiron provided a loan of $400,000 to Dr. Peder Jensen, Vice President, and Head of Development, to acquire real property. The loan consists of two Notes, each in the principal amount of $200,000. Note A has a fixed interest rate of 5.98% per annum and is due on or before August 2, 2004. The principal amount of the loan under Note A is to be forgiven in five annual increments beginning with $35,000 on the first anniversary after Dr. Jensen's employment date, which was August 2, 2000, and as follows: $35,000 on the second anniversary date after his employment date; $40,000 on the third anniversary date after his employment date; $40,000 on the fourth anniversary after his employment date; and $50,000 on the fifth anniversary after his employment date, as long as Dr. Jensen remains an employee of Chiron or its affiliates. The second Note B has a fixed interest rate of 6.25% per annum and is due in full on or prior to August 2, 2009. Dr. Jensen is required to pay annual interest payments only and the principal amount of the loan is due in full at maturity. The loan is secured by a second deed of trust on the property. As of the end of 2001, the amount outstanding on the loan to Dr. Jensen was $338,447. During 2001, the highest amount of indebtedness outstanding on the loans was $387,367.

iMetrikus License

        In January 1999, following the sale of Chiron's diagnostics businesses, Chiron discontinued its Informatics program and subsequently terminated the employees engaged in that project. The former employees subsequently organized a new company, iMetrikus. In June 1999, Chiron and iMetrikus entered into a license agreement pursuant to which Chiron granted to iMetrikus rights under certain Chiron patents and patent applications. As payment in full for such license, Chiron received shares representing approximately 15% of the common stock of iMetrikus. Chiron was aware as it was negotiating this transaction that iMetrikus expected to receive financial support from one or more private investors, including Dr. William J. Rutter, who was and is Chairman Emeritus and a director on Chiron's Board, and Mr. Lewis W. Coleman, who was and also is a director on Chiron's Board. Dr. Rutter and Mr. Coleman each subsequently acquired a substantial minority interest in iMetrikus and serve on its board of directors.

Sale of Amsterdam Facility

        In December 1999, Chiron B.V., a wholly-owned subsidiary of Chiron, sold its manufacturing facility and related machinery and equipment assets in Amsterdam, The Netherlands, to a newly-formed Dutch company, SynCo Bio Partners Holding B.V., for $15.0 million in cash. The owner and Managing Director of SynCo Bio Partners Holding B.V. is Dr. William J. Rutter, Chairman Emeritus and currently a director on Chiron's Board. As part of the transaction, Chiron B.V. transferred 35 employees of its former manufacturing staff to SynCo BioPartners B.V., a subsidiary of SynCo Bio Partners Holding B.V. Chiron B.V. leases back certain office and warehouse space in this facility under a noncancelable operating lease which expires in 2004. The lease may be extended for a period of two consecutive years. Annual rent is 0.6 million Euro ($0.5 million at December 31, 2001). Under the lease, SynCo also provides certain related services to Chiron. In addition, Chiron B.V. has entered into a pharmaceutical services agreement with SynCo Bio Partners B.V. Under that agreement, SynCo provides certain pharmaceutical services, such as quality control testing and release of product for sale and related quality assurance services, in support of the distribution, marketing and sale of Chiron's pharmaceutical products in Europe. These services are provided on an as-needed basis, against fixed hourly rates, ranging from $130 to $160 per hour. In July 2001, Chiron and SynCo entered into another agreement, to include the manufacture of certain vaccine components through January 1, 2004 upon Chiron's request. Chiron S.p.A. pays SynCo for the manufactured materials on a per lot basis for fixed quantities. In 2001, Chiron paid SynCo a total of approximately $0.6 million.

University of California at Berkeley

        In 2001, Chiron made a charitable contribution in the amount of $0.7 million to the Regents of the University of California at Berkeley. A portion of that contribution (approximately $590,000) was made at the request of Dr. Donald A. Glaser, who was a former member of Chiron's Board of Directors and a Professor of Physics, Molecular Biology and Neurobiology at the University of California. Dr. Glaser had served as a director of Chiron until the annual meeting of stockholders in May 2000, when he chose not to stand for re-election. Due to an administrative error, Chiron failed to accelerate the vesting of certain of the stock options awarded to Dr. Glaser as a non-employee director of Chiron and a portion of the options were cancelled. Dr. Glaser and Chiron subsequently agreed, at his request, that Chiron would pay to the University of California an amount equal to the value of the cancelled options as a contribution, on behalf of Chiron, in lieu of any payment directly to Dr. Glaser. Dr. Edward E. Penhoet, a member of Chiron's Board of Directors, is the Dean of the School of Public Health, University of California at Berkeley.

Certain Consulting Arrangements

        In February 2000, Chiron entered into one-year consulting agreements with each of Drs. Penhoet and Rutter. Dr. Penhoet received $50,000 and Dr. Rutter received $200,000 for their consulting services. Both agreements expired in 2001. Dr. Penhoet's agreement was not renewed. Dr. Rutter's agreement was renewed for an additional year, expiring in February 2002, at $100,000 per year. In March 2002, Chiron extended Dr. Rutter's agreement an additional three months until May 31, 2002, on the same terms and conditions as the initial renewal, of $8,333.33 per month, payable to Dr. Rutter monthly in advance.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires Chiron's executive officers, directors, and persons who own more than 10% of Chiron's common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Chiron. The officers, directors and 10% stockholders are required by SEC regulations to furnish Chiron with copies of all Section 16(a) forms they file.

        SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of reports we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that, during the fiscal year ended December 31, 2001, all Section 16(a) filing requirements were satisfied on a timely basis, except that Dr. William J. Rutter inadvertently failed to timely file a Form 4 relating to an exercise and sale of his stock options in May 2001. Dr. Rutter promptly reported the transaction upon discovering the omission in July 2001.

Stockholder Proposals—2003 Annual Meeting

        Stockholders are entitled to present proposals for action at an upcoming annual meeting if they comply with the requirements of the proxy rules and Chiron's Bylaws. Chiron carefully considers all proposals and suggestions from its stockholders. If you would like us to consider including a proposal in our proxy statement next year, you must send it to our principal executive offices located at

4560 Horton Street, Emeryville, California 94608 by December 4, 2002, by registered, certified or express mail.

        If you had a stockholder proposal that you wanted to be considered at this year's annual meeting of stockholders, we must have received it at our principal executive offices by February 17, 2002. Any proposal received after that date was considered untimely in accordance with Rule 14a-5(e)(2) of the proxy rules.

No Incorporation By Reference

        In Chiron's filings with the SEC, information is sometimes "incorporated by reference". This means that we are referring you to information that has previously been filed with the SEC, so the information should be considered as part of the filing you are reading. Based on SEC regulations, the performance graph of this proxy statement, the "Audit Committee Report" and the "Compensation Committee Report" specifically are not incorporated by reference into any other filings with the SEC.

Other Business

        Chiron's Board of Directors is not currently aware of any other matters that may be presented by others for action at this year's annual meeting. Chiron's Board does not intend to present any items of business other than those stated in the Notice of Annual Meeting of Stockholders. If other matters are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with their best judgment in the best interest of Chiron. Discretionary authority to vote on other matters is included in the proxy.

Annual Report and Financial Statements

        You will find Chiron's full audited consolidated financial statements and its subsidiaries and other required financial information in Chiron's annual report on Form 10-K for 2001, and Chiron's summary financial information covering that same year in Chiron's 2001 annual report to stockholders. Both reports accompany this proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

William G. Green, Senior Vice President, General Counsel and Secretary

March 29, 2002

[LOGO] CHIRON CORPORATION 4560 HORTON STREET EMERYVILLE, CA 94608

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.
VOTE BY MAIL - Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Chiron Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CHIRON KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHIRON CORPORATION
The Board of Directors recommends a vote FOR all nominees listed in Item 1 and FOR Item 2.
Vote On Directors			For All	Withhold All	For All Except	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.
1.	Election of Directors:
	01) Lewis W. Coleman	02) Paul L. Herrling
	03) William J. Rutter	04) Jack W. Schuler	/ /	/ /	/ /
Vote On Proposals		For	Against	Abstain
2.	Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for Chiron for the fiscal year ending December 31, 2002.	/ /	/ /	/ /
3.	In their discretion, the holders of this proxy are authorized to vote upon such other business that may properly come before the meeting or any adjournments or postponements thereof.
WHEN THIS PROXY IS PROPERLY EXECUTED, IT WILL BE VOTED AS DIRECTED. IF YOU DO NOT GIVE DIRECTION, IT WILL BE VOTED FOR ALL OF THE NOMINEES IN ITEM 1 AND FOR ITEM 2.

Please sign exactly as your name appears on this proxy card. If your shares are held in joint tenancy, both persons should sign. If your shares are held by a corporation or partnership, please sign in full name of corporation or partnership by authorized person and provide the name and title of person signing the proxy. When signing as a trustee, administrator, guardian, executor or attorney, please include your title.
For address changes, please mark the box. Indicate changes to the right. / /

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

CHIRON CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 16, 2002
10:00 a.m.
1450 53rd Street
Emeryville, CA 94608

Chiron Corporation
4650 Horton Street, Emeryville, CA 94608                                                             proxy

This proxy is solicited on behalf of the Board of Directors of Chiron Corporation.

By signing this proxy, you appoint Seán P. Lance and James R. Sulat, and each of them, with full power of substitution, to vote all shares of Common Stock of Chiron Corporation which you are entitled to vote at the Annual Meeting and any adjournments or postponements thereof.

This proxy will be voted as you specify on the reverse. If you do not specify a choice, this proxy will be voted "FOR" all nominees listed in Item 1 and "FOR" Item 2.

See reverse for voting instructions.

QuickLinks

CHIRON CORPORATION 4560 Horton Street Emeryville, California 94608 (510) 655-8370 Corporate Internet Site: http://www.chiron.com
NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS
TABLE OF CONTENTS
PROXY STATEMENT
GENERAL INFORMATION
PROPOSAL 1—ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.
BOARD MEETINGS AND COMMITTEES
PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.
STOCK OWNERSHIP
EXECUTIVE COMPENSATION AND RELATED INFORMATION
Summary Compensation Table
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
STOCK PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER INFORMATION